                                [BELLSOUTH LOGO]
                                     NOTICE
                                    OF 1994
                                 ANNUAL MEETING

                                     PROXY
                                   STATEMENT

                                     ANNUAL
                                   FINANCIAL
                                   STATEMENTS
                                   AND REVIEW
                                 OF OPERATIONS

March 14, 1994

DEAR SHAREHOLDERS:

It is a pleasure to invite you to attend the 1994 Annual Meeting of Shareholders, which will be held at the Georgia World Congress Center in Atlanta, Georgia on Monday, April 25, 1994 at 9:30 a.m., Eastern Daylight Time
(EDT). A map showing the location of the meeting has been provided on the back of the proxy card.

    Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the meeting and shareholders will have the opportunity to ask questions. A report on the business operations of the Company will also be presented.

    IT IS IMPORTANT THAT YOU VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. We urge you to carefully review the proxy statement and to vote your choices on the enclosed card. Please sign, date and return your proxy card in the envelope provided as soon as possible. If you do attend the meeting, your proxy can be revoked at your request in the event you wish to vote in person.

    We look forward to seeing you at the meeting.

Sincerely,

John L. Clendenin
Chairman of the Board and Chief Executive Officer

                               TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                  ---------
Notice of Annual Meeting........................................................................................          1
Proxy Statement
         Voting of Shares.......................................................................................          2
         Board of Directors.....................................................................................          3
         Director Compensation..................................................................................          4
         Election of Directors (Item A on Proxy Card)...........................................................          5
         Stock Ownership of Directors and Executive Officers....................................................          8
         Ratification of Appointment of Independent Auditors (Item B on Proxy Card).............................          8
         Other Matters to Come Before the Meeting...............................................................          9
         Nominating and Compensation Committee Report on Executive Compensation.................................          9
         Comparison of Five Year Cumulative Total Return........................................................         13
         Executive Compensation.................................................................................         14
         Director Nominees or Other Business for Presentation at the Annual Meeting.............................         18
         Compliance with Section 16(a) of the Securities Exchange Act of 1934...................................         18
         Shareholder Proposals for the 1995 Proxy Statement.....................................................         19
         Other Information......................................................................................         19
         Solicitation of Proxies................................................................................         19
Appendix:
Annual Financial Statements and Review of Operations
         Selected Financial and Operating Data..................................................................        A-1
         Management's Discussion and Analysis of Results of Operations and Financial Condition..................        A-2
         Report of Management...................................................................................       A-14
         Audit Committee Chairman's Letter......................................................................       A-15
         Report of Independent Accountants......................................................................       A-15
         Consolidated Statements of Income......................................................................       A-16
         Consolidated Balance Sheets............................................................................       A-17
         Consolidated Statements of Shareholders' Equity........................................................       A-18
         Consolidated Statements of Cash Flows..................................................................       A-19
         Notes to Consolidated Financial Statements.............................................................       A-20
         Market and Dividend Data...............................................................................       A-37
         Domestic Cellular and Paging Operations Proportionate Operating Data...................................       A-38

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    BellSouth Corporation will hold its Annual Meeting of Shareholders on April 25, 1994 at 9:30 a.m., Eastern Daylight Time, at the Georgia World Congress Center, Room 255, West Concourse, 285 International Boulevard, N.W., Atlanta, Georgia, for the following purposes:

        1. To elect six directors for a term of three years; one director for a term of two years, and one director for a term of one year.

        2. To ratify the appointment of Coopers & Lybrand, certified public accountants, as the Company's independent auditors for the year 1994.

        3.  To act upon other matters that may properly come before the meeting.

    The Board of Directors has fixed March 7, 1994 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

Arlen G. Yokley
Vice President, Secretary and Treasurer

March 14, 1994

BELLSOUTH CORPORATION
1155 PEACHTREE STREET, N. E.
ATLANTA, GEORGIA 30309-3610
PROXY STATEMENT

                                VOTING OF SHARES

    This proxy statement and the accompanying proxy card are being mailed to shareholders, beginning March 14, 1994, in connection with the solicitation of proxies on behalf of the Board of Directors of BellSouth Corporation ("BellSouth" or the "Company") for the 1994 Annual Meeting of Shareholders. Proxies are solicited to give all shareholders of record on March 7, 1994 an opportunity to vote on matters to be presented at the annual meeting. Shares can be voted at the meeting only if the shareholder is present or represented by proxy.

    Each share of Common Stock represented at the annual meeting is entitled to one vote on each matter properly brought before the meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies which are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked to deny discretionary authority on other matters will not be counted in determining whether a majority vote was obtained in such matters. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares for the election of all listed nominees, in accordance with the directors' recommendations on the other subjects listed on the proxy card, and at their discretion any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Shareholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date or by attending in person and casting a ballot.

    If a shareholder is a participant in the BellSouth Shareholder Dividend Reinvestment and Stock Purchase Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account as well as shares held directly by the shareholder. If a shareholder is a participant in the payroll-based BellSouth Employee Stock Ownership Plan ("PAYSOP"), the BellSouth Management Savings and Employee Stock Ownership Plan ("MSP"), the BellSouth Savings and Security Plan ("SSP") or the BellSouth Enterprises Retirement Savings Plan ("RSP"), and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the trustees of those plans. The MSP, the SSP and the RSP provide that the trustee shall vote plan shares represented by cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. HIGHLIGHTS OF THE MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREHOLDERS.

    If a shareholder wishes to assign a proxy to someone other than the Directors' Proxy Committee, all three names appearing on the proxy card must be crossed out and the name(s) of another person or persons (not more than three) inserted. The signed card and a ballot must be presented at the meeting by the person(s) representing the shareholder.

    If you plan to attend the meeting, please retain the admission ticket and map provided and mark the appropriate box on the proxy card. Shareholders who do not have admission tickets, including beneficial owners whose shares are held of record by brokers or other institutions, will be admitted upon presentation of proper identification at the door.

    Shareholders with multiple accounts may receive more than one Summary Annual Report. You may direct us to discontinue mailing future Summary Annual Reports on the accounts you select by marking the appropriate box on the proxy card for those accounts. You must leave at least one account unmarked to receive a Summary Annual Report. Eliminating these duplicate mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of a Summary Annual Report to an account, call the BellSouth Shareholder Services number, 1-800-631-6001.

    At January 31, 1994 BellSouth Corporation had issued 501,565,115 shares of Common Stock, which includes shares issued to certain grantor trusts, which shares are not considered outstanding for financial reporting purposes. The Company does not know of any shareholder who beneficially owned more than five percent of its issued stock as of that date. Shareholders of record on March 7, 1994 are entitled to one vote for each share of Common Stock owned by them on the record date on all matters properly brought before the meeting.

                               BOARD OF DIRECTORS

    The business affairs of BellSouth are managed under the direction of the Board of Directors. Members of the Board are kept informed through various reports and documents sent to them each month, through operating and financial reports routinely presented at Board and committee meetings by the Chairman and other officers, and through other means.

    The Board held thirteen meetings in 1993. The average attendance of all directors for Board and committee meetings was ninety-seven (97%) percent.

    During 1993, the following standing committees assisted the Board in carrying out its duties: Audit, Corporate Public Policy, Executive, Finance, Nominating and Compensation, and Strategic Planning. The Board has also designated a Directors' Proxy Committee which votes the shares represented by proxies at the Annual Meeting of Shareholders. Biographical information on the director nominees and the directors serving unexpired terms begins on page 6.

    The AUDIT COMMITTEE has four members, all of whom are independent, non-employee directors. Members of the committee are Messrs. Williams (Chair), Codina, Davidson, and Spangler. The Audit Committee considers the adequacy of the internal controls of BellSouth and the objectivity of financial reporting; meets with the independent certified public accountants, appropriate BellSouth financial personnel and internal auditors about these matters; and recommends to the Board the appointment of the independent certified public accountants. The Audit Committee met five times in 1993.

    The CORPORATE PUBLIC POLICY COMMITTEE has four members, one of whom is an executive officer of BellSouth Telecommunications, Inc., a subsidiary. Members of the Committee are Messrs. Medlin (Chair), Ackerman, Brimmer, and Mrs. Davis. This Committee monitors matters related to corporate governance, business conduct and external affairs. The Corporate Public Policy Committee met five times in 1993.

    The EXECUTIVE COMMITTEE has seven members, one of whom is an executive officer of BellSouth. Members of the Committee are Messrs. Clendenin (Chair), Criser (Alt. Chair), Davidson, Medlin, Spangler, Terry, and Williams. This Committee meets on call by the Chairman of the Board and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors, during the intervals between Board meetings. The Executive Committee did not meet in 1993.

    The FINANCE COMMITTEE has five members, one of whom is an executive officer of BellSouth. Members of the Committee are Mr. Terry (Chair), Mrs. Davis, and Messrs. Brimmer, McCoy, and Wilson. This Committee reviews financial plans, oversees financial management practices, and provides general oversight as to the fiscal affairs of BellSouth. The Finance Committee met seven times in 1993.

    The NOMINATING AND COMPENSATION COMMITTEE has four members, all of whom are independent, non-employee directors. Members of the Committee are Messrs. Davidson (Chair), Codina, Criser, and Williams. This Committee selects nominees to be proposed for election as directors; recommends candidates to the Board for election as officers; monitors and makes recommendations to the Board with respect to compensation programs for directors and officers; administers compensation plans for executive officers; and provides oversight with respect to employee benefit plans. The Nominating and Compensation Committee met seven times in 1993. Its report on executive compensation is set forth on page 9.

    The STRATEGIC PLANNING COMMITTEE has five members, all of whom are independent, non-employee directors. Members of the Committee are Messrs. Spangler (Chair), Criser, Medlin, Terry, and Wilson. This Committee reviews strategy, allocation of corporate resources, and business development. The Strategic Planning Committee met five times in 1993.

    Effective February 1, 1994, the Board of Directors approved a reorganization of the standing committees of the Board. On that date, the functions of the Strategic Planning and Finance Committees were combined and a new committee, the Finance/Strategic Planning Committee, was created. In addition, the Corporate Public Policy Committee was dissolved and its functions were reallocated among the remaining committees. The corporate governance function is now performed by the Nominating and Compensation Committee. The oversight of business conduct is now performed by the Audit Committee and the oversight and approval of the conduct of external affairs is now performed by the Finance/Strategic Planning Committee. As a result of the reorganization of the committees, the members of the Board were given new committee assignments, also effective February 1, 1994. The membership of the new committees is as follows: Audit Committee: Messrs. Criser (Chair), Anderson, Medlin and Terry; Finance/Strategic Planning
Committee: Messrs. Wilson (Chair), Ackerman, Brimmer, Brown, McCoy and Mrs. Davis; Nominating and Compensation Committee: Messrs. Codina (Chair), Blanchard, Davidson, Spangler and Williams; and Executive Committee: Messrs. Clendenin (Chair), Criser (Alt. Chair), Codina and Wilson. In connection with the reorganization of the committee structure, the Board also changed the number of its regularly scheduled meetings to six, with one being a multiple day strategic planning meeting. Special issues will continue to be addressed at specially-called meetings. These scheduling changes will allow longer Board and committee meetings, at which the directors will be able to undertake more in depth analysis of issues facing the Company during these years of tremendous change in this industry. It is also anticipated that the changes will result in an increase in pre-meeting study and preparation because the same responsiblities and issues will now have to be addressed at fewer regularly scheduled meetings.

    Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this proxy statement.

    Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Nominating and Compensation Committee should write to: Secretary, BellSouth Corporation, 1155 Peachtree Street, N. E., Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

                             DIRECTOR COMPENSATION

    Directors who are also employees of BellSouth or its subsidiaries receive no compensation in their capacities as directors. During 1993, directors who were not employees of BellSouth received an annual retainer of $25,000, a fee of $1,000 for each board or committee meeting attended and an annual retainer of $4,000 for each committee chairmanship. An ad hoc committee is performing a special assignment which has required substantial time commitments by its members. For this service, directors serving on the committee are paid an additional retainer of $2,000 monthly, a fee of $1,000 for each meeting attended, and an additional monthly retainer of $300 for the chairperson. Directors may elect to defer the receipt of all or a part of their fees and retainers through the BellSouth Non-qualified Deferred Compensation Plan. The Company also maintains a retirement plan for non-employee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit based upon tenure up to a maximum of 100 percent of the retainer with ten years or more service.

    Effective February 1, 1994, the Board of Directors approved a change in compensation for the directors. Directors who are not employees of the Company will receive an annual retainer of $30,000, a fee of $1,800 for each board meeting attended, a fee of $1,500 for each committee meeting attended, and an annual retainer of $5,000 for each committee chairmanship. The change in compensation reflects the increased demands which will be made on the members of the Board as a result of the committee reorganization and the additional time and attention that will be required to analyze the issues and chart BellSouth's course in these evolutionary times.

    The BellSouth Corporation Non-employee Directors Stock Option Plan provides for grants to each non-employee director on the date of each annual meeting of shareholders of non-qualified stock options to purchase 1,000 shares of Common Stock, together with tandem Stock Appreciation Rights ("SARs") in a number equal to the number of options granted, at an exercise price per share equal to the fair market value of the stock on the grant date. One-third of each grant becomes exercisable each year on the anniversary of the grant date. The ten eligible directors were each granted options in 1993 to purchase 1,000 shares of Common Stock at a per share grant price of $53.63. Directors realize value from options only to the extent that the price of BellSouth stock exceeds the grant price.

    Non-employee directors are eligible to participate in the Directors Charitable Contribution Program. This program is designed to acknowledge the service of Company directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy institutions. BellSouth will contribute up to $1,000,000 to an educational or cultural organization or organizations designated by non-employee directors, payable over a five year period from the date the director retires from the Board. Directors must have five years of service on the Board or on the board of a subsidiary to participate in this program, with the maximum contribution payable after ten years of service. All charitable deductions accrue solely to the Company and the individual directors derive no financial benefit from the program. The Company has purchased life insurance on the directors, naming the Company as beneficiary, which is expected to recover, over time, the costs of the contributions and the premium payments. The average cost of the yearly premium paid by the Company for life insurance to fund the Charitable Contribution Program was $47,665 per director in 1993.

    Non-employee directors are also provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. The cost of such benefits was approximately $1,362 per director in 1993.

                  ELECTION OF DIRECTORS (ITEM A ON PROXY CARD)

    The Board of Directors of BellSouth consists of 16 members, thirteen of whom are non-employee directors. Included on the Board are the Chairman and Chief Executive Officer, the Vice Chairman, and the President and Chief Executive Officer of BellSouth Telecommunications, Inc. The Board is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of shareholders.

    The following nominees have been selected by the Nominating and Compensation Committee and approved by the Board for submission to the shareholders: J. Hyatt Brown, John L. Clendenin, Marshall M. Criser, Gordon B. Davidson, Phyllis Burke Davis, and Thomas R. Williams, to serve a three year term expiring at the 1997 Annual Meeting; Reuben V. Anderson, to serve a two year term expiring at the 1996 Annual Meeting; and James H. Blanchard, to serve a one year term expiring at the 1995 Annual Meeting.

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
    The Board has no reason to expect that any of these nominees will be unable to stand for election. In the event a vacancy among the original nominees occurs prior to the meeting, the shares represented by proxies in favor of such nominees will be voted for the remaining nominees and for any substitute nominee or nominees named by the Board upon the recommendation of the Nominating and Compensation Committee. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.

    A brief listing of the principal occupation, other major affiliations and age of each nominee and each director serving an unexpired term follows.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1997:

    J. HYATT BROWN, President and Chief Executive Officer, Poe & Brown, Inc., an insurance services company. Director since February 1994. Director of BellSouth Telecommunications, Inc., March 1984-
February 1994. Director of FPL Group; International Speedway Corporation; Rock-Tenn Company; and SunTrust Banks Inc. Age 56.

    JOHN L. CLENDENIN, Chairman of the Board, President and Chief Executive Officer. Director since 1983; Chairman of the Board, Southern Bell, November 1982-December 1983; President, April 1981-October 1982. Director of Southern Bell, March 1981-December 1983. Director of Capital Holding Corp.; Coca-Cola Enterprises, Inc.; Equifax, Inc.; The Kroger Company; National Service Industries, Inc.; New York Stock Exchange, Inc.; Springs Industries, Inc.; and Wachovia Corporation. Age 59.

    MARSHALL M. CRISER, Chairman, Mahoney Adams & Criser, P.A., a law firm. President Emeritus, University of Florida; President, 1984-1989. Director since 1983; Director of Southern Bell, January 1974-October 1983; Director of Barnett Banks, Inc.; Barnett Banks Trust Co.; CSR America, Inc.; Flagler System, Inc.; FPL Group, Inc.; and Perini Corporation. Age 65.

    GORDON B. DAVIDSON, Chairman of Executive Committee, Wyatt, Tarrant & Combs, a law firm. Director since 1988; Director of South Central Bell, June 1986-January 1988. Director of Alliant Health System, Inc.; Duff & Phelps Utilities Income, Inc.; Hermitage Farm, Inc.; South Williamson Land Co., Inc.; Williamson Mining & Manufacturing Co., Inc.; and Trustee, Centre College of Kentucky. Age 67.

    PHYLLIS BURKE DAVIS, Retired Senior Vice President, Avon Products, Inc. Director since 1985; Director of Eaton Corporation; The TJX Companies, Inc., and Trustee of various mutual funds in the Fidelity Group. Age 62.

    THOMAS R. WILLIAMS, President, The Wales Group, Inc., a private investment company. Director since 1983. Director of Southern Bell, August 1980-October 1983. Retired Chairman of the Board, First Wachovia Corporation. Director of American Software, Inc.; AppleSouth, Inc.; ConAgra, Inc.; Georgia Power Co.; National Life Insurance Co. of Vermont; and Trustee of various mutual funds in the Fidelity Group. Age 65.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1996:

    REUBEN V. ANDERSON, Partner, Phelps Dunbar, a law firm. Mississippi Supreme Court Justice, 1985-1990. Director since February 1994. Director of The Kroger Company; and Trustmark National Bank. Age 51.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 1995:

    JAMES H. BLANCHARD, Chairman of the Board, Synovus Financial Corporation, a bank holding company. Director since February 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Synovus Financial Corporation; and Total System Services, Inc. Age 52.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES

                            ------------------------

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1995:

    ANDREW F. BRIMMER, President, Brimmer & Company, Inc., an economic and financial consulting firm. Director since December 1984. Director of BankAmerica Corporation and Bank of America; BlackRock Investment Income Trust, Inc.; Connecticut Mutual Life Insurance Co.; E.I. du Pont de Nemours & Co.; Gannett Co., Inc.; Navistar International Corp.; PHH Corporation; and UAL Corporation, Inc. Age 67.

    ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Bush Group, Inc., a real estate development company. Director since 1992. Director of BellSouth Telecommunications, March 1989-February 1992. Director of American Bankers Insurance Group, Inc.; Barnett Banks, Inc.; CSR America, Inc.; and Winn-Dixie Stores, Inc. Age 47.

    WILLIAM O. MCCOY, Vice Chairman of the Board. President and Chief Executive Officer, BellSouth Enterprises. Director since 1983. Vice Chairman - Finance, Strategy and Administration, BellSouth, April 1984-September 1986; Vice Chairman of the Board and Chief Financial Officer, October 1983-March 1984. Vice Chairman of the Board and Chief Financial Officer, South Central Bell, November 1982-December 1983. Director of South Central Bell, April 1980-December 1983. Director of First American Corp.; and Liberty Corp. Age 60.

    J. TYLEE WILSON, Retired Chairman of the Board and Chief Executive Officer, RJR Nabisco, Inc. Director since 1985. Director of Southern Bell, October 1983-February 1985. Director of Carolina Power & Light Company. Age 62.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996:

    F. DUANE ACKERMAN, President and Chief Executive Officer and Director, BellSouth Telecommunications. Director since 1993 and from February 1989-April 1991. President and Chief Operating Officer, BellSouth Telecommunications, December 1991-October 1992; Vice Chairman and Group President, March 1991-November 1991. Vice Chairman - Finance and Administration, BellSouth, April 1989-February 1991. Executive Vice President - Marketing, Network and Planning, BellSouth Services Incorporated, April 1985-March 1989. Vice President - Corporate Planning and Development, BellSouth, January 1984-March 1985. Director of South Central Bell, January 1984-April 1985. Director of American Business Products, Inc.; American Heritage Life Insurance Company; and Wachovia Bank of Georgia, N.A. Age 51.

    JOHN G. MEDLIN, JR., Chairman of the Board, Wachovia Corporation. Director since 1988. Director of Media General, Inc.; National Service Industries, Inc.; RJR Nabisco, Inc.; and USAir Group, Inc. Age 60.

    C. DIXON SPANGLER, JR., President, University of North Carolina. Director since 1987. President, C. D. Spangler Construction Co., 1958-1986 and Golden Eagle Industries, Inc., 1968-86. Director of C. D. Spangler Construction Co.; Golden Eagle Industries, Inc.; and National Gypsum Co. Age 62.

    RONALD A. TERRY, Chairman of the Boards and Chief Executive Officer, First Tennessee National Corp. and First Tennessee Bank National Association. Director since 1987. Director of South Central Bell, January 1984-February 1987. Director of The Promus Companies Incorporated and St. Jude Children's Research Hospital. Trustee, University of Tennessee. Age 63.

                            ------------------------

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth beneficial ownership of Common Stock by each director, by each executive officer named in the Summary Compensation Table (p.
14), and by all directors and executive officers as a group, representing in the aggregate less than one percent of the outstanding shares, as of March 1, 1994.

                                                      BENEFICIAL OWNERSHIP AS
                                                                OF
                                                           MARCH 1, 1994
                                                     -------------------------
                                                                SHARES SUBJECT
                       NAME                            TOTAL     TO OPTIONS*
- ---------------------------------------------------  ---------  --------------
F. Duane Ackerman                                       31,342        22,042
Walter H. Alford                                        17,213         9,915
Reuben V. Anderson                                         250        --
James H. Blanchard                                       1,500        --
Andrew F. Brimmer                                        2,455         1,999
J. Hyatt Brown                                           2,100        --
John L. Clendenin                                       82,789        39,913
Armando M. Codina                                        1,999           999
Marshall M. Criser                                       4,555**        1,999
Gordon B. Davidson                                       6,115         1,999
Phyllis Burke Davis                                      3,307         1,999
H. C. Henry, Jr.                                        14,057         8,355
Harvey R. Holding                                       43,185        36,834
William O. McCoy                                        41,069        30,454
John G. Medlin, Jr.                                      2,499         1,999
C. Dixon Spangler, Jr.                                   2,999         1,999
Ronald A. Terry                                          2,399         1,999
Thomas R. Williams                                       2,792         1,999
J. Tylee Wilson                                          4,999         1,999
Directors and Executive Officers as a group            358,711       236,526

- ------------------------
 * Shares, included in total, subject to acquisition through exercise of stock options within 60 days. Options are granted at the market price on the date of grant and are not discounted. Directors and officers realize value from options when sold and only to the extent that the price of BellSouth stock exceeds the grant price.

** Includes 500 shares  held in a  pension trust  by Mr. Criser's  wife for  Mr.
   Criser, for which beneficial ownership is disclaimed, and 550 shares owned solely by Mr. Criser's wife, for which beneficial ownership is disclaimed.

   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM B ON PROXY CARD)

    The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand, certified public accountants, as independent auditors to make an examination of the accounts of BellSouth and its subsidiaries for the year 1994. Coopers & Lybrand has audited the accounts and records of BellSouth and its subsidiaries since 1984.

    BellSouth has been informed by Coopers & Lybrand that neither such firm  nor
any   of  its  partners  has  any   financial  interest  in  BellSouth  and  its
subsidiaries, other than as described above.

    Representatives of Coopers & Lybrand will attend the Annual Meeting and have the opportunity to make a statement if they desire, and will also be available to answer questions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                            ------------------------

                    OTHER MATTERS TO COME BEFORE THE MEETING

    If any matter not described herein should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the Annual Meeting.

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    OVERALL POLICY

    The Nominating and Compensation Committee of the Board of Directors (the "Committee") is responsible for oversight and administration of executive compensation and also reviews the Company's overall compensation program and monitors it throughout the year. In so doing, the Committee takes into account current market data and compensation trends for comparable companies, compares corporate performance to that of a selected peer group, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program. The Committee, composed entirely of independent, non-employee directors, bases the compensation program on the following principles:

        - Compensation  levels for executive  officers are benchmarked to the outside market, based upon general industry surveys conducted by outside consultants. From these surveys, data from a group of companies with annual revenues of $6 billion or more with which BellSouth could expect to compete for products, services, customers, and talent to manage the business, as well as the companies included in the performance graph contained in this proxy statement, with which the Company could expect to compete for investors, is used to make compensation decisions.

        - The total compensation opportunity is targeted to the mid-range of these companies; incremental amounts may be earned above or below that level depending upon corporate and individual performance. The Committee considers it essential to the vitality of the Company that the total compensation opportunity for senior executive officers remains competitive with similar companies, in order to attract and retain the talent needed to manage and build the Company's business.

        - Compensation is tied to performance. A significant part of the total compensation opportunity is at risk, to be earned only if specific goals are met. In addition, the Committee periodically reviews the status of each plan for which the executive officers of BellSouth are eligible.

        - The compensation program has three elements: basic annual salary; possible annual short term incentive awards, which are based on annual operating and service results; and a long term incentive program, which is based on stock performance as compared to a peer group of companies. The Committee has approved these elements of compensation to ensure that BellSouth's total compensation program is comparable to and competitive with that of other companies of similar size.

        - Incentive   compensation   is   designed   to   reinforce   the
          implementation  of   both  short   and  long   term   corporate
          objectives.

        - The interests of shareholders and executives are linked so that executives are rewarded as shareholders benefit.

    The compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out in detail below.

    ANNUAL COMPENSATION
    Each executive is assigned to a tier of compensation, based upon his/her job responsibilities. For each tier, a position rate is used to indicate the mid-range of pay for jobs in that tier. The Committee establishes annual salary levels between 80% and 120% of the position rate after considering the recommendations for pay treatment and performance input submitted by the Chief Executive Officer. These recommendations are derived after an evaluation of individual performance and contribution to the business is conducted by the Chief Executive Officer and each executive's supervising executive. No formal performance ratings are assigned as a result of this performance evaluation process.

    Executives are also eligible for annual incentive awards, designed to place a significant part of an executive's annual compensation at risk. The combination of annual base salary plus the targeted short term incentive award is intended to provide the opportunity to earn total annual cash compensation comparable to the mid-range of the executive marketplace.

    Annual incentive awards are paid after measuring the day-to-day effectiveness of each executive in managing the business in two categories: corporate performance (measured by revenue growth, expense control, net income, and customer satisfaction) and individual achievement of strategic objectives. Corporate performance objectives are set by the Committee at the beginning of each year to ensure measurement based on the achievement of corporate goals. The weights given to each of these performance components varies, depending upon the executive's particular job assignment. Efforts are made to tie the measurements and objective performance levels for each executive to the business entity with which he/she is most closely associated.

    For 1993, the typical corporate headquarters officer's award, excluding the Chief Executive Officer's, was weighted as follows: 60% financial results; 15% customer satisfaction results; and 25% individual strategic results. The overall award payments can range from 0% to 187.5% of the target. For 1993, the Company exceeded its financial targets; achieved 100% of its established service objectives; and executive officers received an average individual strategic award of 130%. The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section on 1993 Compensation for the Chief Executive Officer.

    For the named executive officers, the targeted award level ranged from 42% to 58% of the executive's base salary, with the latter number applicable only to the Chief Executive Officer. Actual awards approved by the Committee for 1993 performance for the named executive officers, including the Chief Executive Officer, ranged from 122% to 146% of the targeted award level. These awards were above the target award levels because the actual achievement of revenue growth, expense control, net income, customer satisfaction and strategic goals were at or above target.

    For 1993, the Committee approved an overall 4.6% increase in cash compensation levels. This decision was based upon published projections of executive cash compensation increases by well-known consulting firms and compensation associations.

    LONG TERM INCENTIVE PROGRAM
    The Company continues its practice of maintaining long term incentive plans based upon the performance of BellSouth stock. Under the BellSouth Corporation Stock Option Plan, annual stock option grants at market price on the date of grant may be made to executive officers. The Company does not issue options at less than fair market value at the date of grant and the officer only receives benefits from such grants if the stock price appreciates.

    Under the 1990-1992 BellSouth Corporation Executive Long Term Incentive Plan, executive officers received grants of units, each of which was equivalent to one share of stock. In addition, on each dividend payment date for BellSouth shareholders, an amount equivalent to that dividend was credited to each executive for each unit granted under the plan. The value credited from these dividend equivalents was then translated into additional units, each equivalent to one share of stock. At the end of 1992, the maximum of 150% of the units granted for this performance period and the additional units credited from dividend equivalents was earned as shares, based solely on the fact that BellSouth's actual return on capital exceeded the targeted return on capital, indexed against Treasury bill rates. These amounts are reported in the Summary Compensation Table on page 14 as 1992 amounts.

    In 1991, another grant was made under the BellSouth Corporation Executive Long Term Incentive Plan for the 1991-1995 performance period, the last one to be administered under this plan. The measurement was changed to provide that shares of stock could be earned within a range of 0% to 150% of the number of units granted and credited from dividend equivalents solely based on a comparison of BellSouth's total shareholder return (stock price appreciation plus dividends) to that of the peer group of companies reflected in the performance graph. A 1992 grant was not made under this plan.

    The current long term incentive plan, the Shareholder Return Cash Plan, was introduced in 1993 with a new performance period running from 1993-1997. Under the Shareholder Return Cash Plan, executives may be awarded cash units which may pay out annually an amount equal to 0-100% of the annual dividend on a share of stock, depending upon the results of a comparison of BellSouth's total shareholder return (stock price appreciation plus dividends) to that of the peer group of companies included on the performance graph. Payouts under this plan are totally dependent on this one performance factor -- relative shareholder return. The plan is designed to encourage management to balance long term development with the need for reasonable current return.

    The number of stock options and shareholder return cash units granted during 1993 was determined based on mid-range market data on annual competitive grant levels and by using the Black-Scholes option pricing model. The mid-range market data was found in surveys of long term programs published by two well-known consulting firms, in proxy statements disclosing grants given to comparable positions in the performance graph peer group, and in a customized telecommunications survey conducted by a consulting firm.

    Each individual executive receives a grant based upon his/her assigned tier of compensation. Because the Committee establishes the number of options and cash units granted based on annual competitive data, as described above, it does not consider awards outstanding or previously granted to a particular executive officer.

    During 1993, the Committee periodically utilized the services of an independent executive compensation consultant. The Committee relied on advice given by the consultant regarding long term incentive plan design and approved 1993 grants of stock options and shareholder return cash plan units within limits indicated by the consultant's assessment of market competitive grant levels.

    BellSouth's long term program is intended to focus the executive group on the achievement of corporate goals. Executive officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing telecommunications marketplace. Recognizing the dynamic convergence of industries such as telecommunications, entertainment and cable which will continue throughout the next decade, the Committee wants to motivate BellSouth executives to take the risks necessary to secure a strong foothold for BellSouth in this extremely competitive new marketplace.

    During 1993, BellSouth greatly expanded operations in Germany, receiving the license for its consortium to build and operate the largest digital cellular network of its kind in the world; formed an innovative partnership with Prime Management Company to pursue a broad array of new interactive entertainment and communications for customers nationwide; and entered into a joint venture with Cox Communications to develop and market a family of new electronic information services based on newspaper classified and Yellow Pages advertising. Although ventures of this type may cause near term reduction in reported earnings and dilution of earnings per share, the Committee strongly feels that these actions are in the best long term interest of the shareholders and the Company and will result, over time, in an increase in BellSouth's stock price.

    1993 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    In setting the 1993 salary and standard incentive award levels for the Chief Executive Officer, the Committee reviewed BellSouth's positive financial performance during 1992 with respect to revenue growth, expense control, net income, and earnings per share compared to other telecommunications companies. During 1992, BellSouth grew its revenues 5.2% and controlled the increase in expenses to 3.5%, resulting in a 9.9% increase in net income; increased earnings per share 8.6% or $.26 per share; and grew telephone access lines by 614,900, continuing to exceed growth in other major telecommunications companies. The number of domestic cellular customers grew at a rate of 44.4% and the number of international cellular customers grew by 198.5%. In addition to reviewing this financial information, the Committee also reviewed base salary data for chief executive officers in the performance graph peer group.

    In consideration of these positive performance factors, in recognition of the fact that the Chief Executive Officer's salary rate had not changed for twenty-four months, and in an effort to establish a base salary position within the range of the base salaries of the peer group companies, considering the relative performance of BellSouth, the Committee decided that the Chief Executive Officer's performance merited a

4% increase in salary,  as indicated in the  Summary Compensation Table on  page
14. Prior to this increase, the Chief Executive Officer's base salary was at 105% of his assigned position rate; after the increase, the salary is at 106% of the 1993 position rate.

    In determining the Chief Executive Officer's short term incentive award for 1993 performance, the Committee reviewed BellSouth's 1993 financial performance with respect to the standard plan measurements of revenue growth, expense control, net income and 1993 customer satisfaction. BellSouth's financial performance exceeded established targets and the Company met its established customer satisfaction objectives. In addition, the Committee considered the strategic positioning moves achieved by BellSouth during 1993 and reviewed data on the annual incentive award levels for chief executive officers of the companies in the performance graph peer group.

    Under the Chief Executive Officer's leadership in 1993, BellSouth took several strategic steps which will position it to compete in the ever changing global marketplace of the future. The Company entered into an agreement with QVC Network, Inc. which will give it an opportunity to participate in the future market for interactive communications. It also entered into the partnership with Prime Management Company and expanded its international wireless operations to Germany, as discussed above, and within Australia and Latin America.

    The Committee felt the Chief Executive Officer's participation in these projects contributed significantly to their success. Based on these factors, the Committee felt the Chief Executive Officer had exceeded expectations for providing strategic direction to the Company. Since there was no pre-established formula for determining the annual incentive award for the Chief Executive Officer, the Committee analyzed the factors described above and exercised its judgment in awarding the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table.

    The Committee also approved certain long term incentive compensation payments. First, it approved a payment of shares to the Chief Executive Officer for the 1990-1992 performance period under the BellSouth Corporation Executive Long Term Incentive Plan. BellSouth's average return on capital exceeded the target return on capital, indexed against Treasury bill rates, for the three years of the performance period. In accordance with a pre-established matrix which determines the percentage of the units granted and credited from dividend equivalents to be paid based upon performance, the Chief Executive Officer was awarded 150% of these units. The value of these units is shown in the Summary Compensation Table as a 1992 amount.

    The Committee also approved payment to the Chief Executive Officer of an amount of cash shown in the Summary Compensation Table from cash units granted under the Shareholder Return Cash Plan. For 1993, BellSouth's total shareholder return (stock price appreciation plus dividends) was compared to the median shareholder return of the peer group shown in the performance graph, resulting in a payment of 58.25% of the cash units granted.

    OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION

    It is the responsibility of the Committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company beginning in 1994. In this regard, the Committee must determine whether any actions with respect to this new limit should be taken by the Company. At this time, it is not anticipated that any BellSouth executive officer will receive any such compensation in excess of this limit during 1994. Therefore, during 1993, the Committee did not take any action to comply with the new limit. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

Armando M. Codina, Chairman
Gordon B. Davidson
C. Dixon Spangler, Jr.
Thomas R. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Until February 1, 1994, the Nominating and Compensation Committee consisted of Messrs. Davidson (Chair), Codina, Criser and Williams, none of whom are former or current officers or employees of the Company or any of its subsidiaries. Effective February 1, 1994, the Nominating and Compensation Committee consists of Messrs. Codina (Chair), Davidson, Spangler, and Williams, none of whom are former or current officers or employees of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of a compensation committee of any entity, an executive officer or director of which is a member of the Nominating and Compensation Committee of the Company. Mr. Davidson is senior counsel of the law firm of Wyatt, Tarrant & Combs, located in Louisville, Kentucky. During 1993, BellSouth Telecommunications, Inc., a subsidiary of the Company, retained Wyatt, Tarrant & Combs with regard to a variety of legal matters. Mr. Criser is a partner in the law firm of Mahoney, Adams & Criser, P.A., located in Jacksonville, Florida. During 1993, BellSouth Telecommunications, Inc. retained Mahoney, Adams & Criser, P.A. with regard to a variety of legal matters.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                  Comparison of Five Year Cumulative Total Return
                 Among BellSouth, S&P500 Index and Peer Group*

                                       WTD.
                  BLS      S&P500    PEER AVG.
               ---------  ---------  ---------
    01-Jan-89   100.00     100.00     100.00
    31-Dec-89   152.42     131.59     158.54
    31-Dec-90   151.46     127.49     150.20
    31-Dec-91   151.04     166.17     164.57
    31-Dec-92   158.49     178.88     183.14
    31-Dec-93   187.66     196.83     210.71

Assumes $100 invested on Jan. 1, 1989, with reinvestment of dividends. End of period prices.

*Peer  group:   Ameritech,  Bell   Atlantic,  NYNEX,   Pacific  Telesis   Group,
Southwestern   Bell,  U  S  West  and   GTE.  Peer  return  weighted  by  market
capitalization.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth, for the years ending December 31, 1993, 1992 and 1991, the cash compensation paid by BellSouth and its subsidiaries, as well as other compensation paid or accrued for these years, to each of the six named executive officers of BellSouth.

                                      SUMMARY COMPENSATION TABLE
                                                ($000)
                                                                         LONG TERM COMPENSATION
                      ANNUAL COMPENSATION                             AWARDS    PAYOUTS
                                                       OTHER       SECURITIES
                                                       ANNUAL      UNDERLYING    LTIP      ALL OTHER
   NAME AND PRINCIPAL              SALARY   BONUS   COMPENSATION    OPTIONS/    PAYOUTS   COMPENSATION
        POSITION            YEAR    ($)     ($)(1)     ($)(2)       SARS (#)    ($)(3)       ($)(4)
 J. L. Clendenin            1993    785.0   705.5        12.0         25,600       0            451.9
 Chairman & CEO             1992    755.0   609.0         9.4         35,388     838.6          451.8
                            1991    755.0   600.5          --         29,864       0               --
 W. O. McCoy                1993    469.0   328.7         9.4         11,300       0            286.9
 Vice Chairman              1992    445.0   325.5         6.9         15,619     446.4          256.1
                            1991    445.0   297.5          --         13,001       0               --
 F. D. Ackerman             1993    428.0   324.2         9.2         11,300       0            115.7
 CEO and President of       1992    400.0   282.5         8.4         15,619     446.4           99.0
 BellSouth                  1991    375.0   242.0          --         13,001       0               --
 Telecommunications, Inc.
 W. H. Alford               1993    328.0   181.0        12.2          6,200       0            136.2
 Executive Vice President   1992    297.5   159.5         6.3          8,523     226.2          126.0
 and General Counsel        1991    285.0   133.5          --          7,205       0               --
 H. C. Henry, Jr.           1993    293.0   179.5         7.4          6,200       0             44.4
 Executive Vice President   1992    275.0   180.0         7.0          8,523     226.2           41.5
 - Corporate Relations      1991    260.0   153.0          --          7,205       0               --
 H. R. Holding (5)          1993    261.3   318.2        19.8         11,300       0          1,227.9
 Retired Vice Chairman -    1992    354.5   288.5         6.3         15,619     373.0          136.5
 Finance & Administration   1991    305.8   226.0          --          7,205       0               --

(1) Included for 1993 are amounts earned under the Short Term Incentive Plan, $664.3, $310.5, $306.0, $171.0, $169.5, and $300.0, respectively, and amounts earned under the Shareholder Return Cash Plan, $41.2, $18.2, $18.2, $10.0, $10.0, and $18.2, respectively, which is more fully described under Long Term Incentive Plan Awards in Fiscal Year 1993, on page 16.
(2) Tax "gross-up" for financial counseling and use of motor vehicle. Under the proxy rules, this information will be phased in over three years and is not required for 1991. Additionally, in 1993, Mr. Holding realized earnings of $13.2 on payment of an incentive award previously deferred.
(3) Amounts reported have been earned under the Executive Long Term Incentive Plan ("ELTIP"). Payouts are made every three years upon final determination of the performance results and are shown in the last year of the performance period. The ELTIP is more fully described in the Nominating and Compensation Committee Report on Executive Compensation.

(4) Amounts   for  1993  include  for  the  six  named  executive  officers  (a)
    contributions under the  Management Savings Plan,  $10.1, $7.2, $9.7,  $7.0,
    $3.5  and  $9.9,  respectively;  (b) above-market  interest  earned  on cash deferrals under the Nonqualified Deferred Compensation Plan, $387.2, $247.1,
    $87.3,  $113.9,  $29.6   and  $112.9,  respectively   (benefits  under   the
    Nonqualified  Deferred Compensation Plan are  provided for by either grantor trusts or the general  funds of the Company.  BellSouth has established  and funded grantor trusts to provide for the payment of benefits under the plan.
    Although the trusts are irrevocable and assets contributed to the trusts can only  be used  to pay  such benefits  with certain  exceptions, the benefits under the plan  remain obligations  of BellSouth and  its subsidiaries.  The
    Company  has purchased corporate-owned life  insurance policies on the lives of certain participants estimated  to be sufficient  to recover, over  time, the cost of the benefits provided plus the cost of insurance.); (c) recovery of  Company matching contributions on  Management Savings Plan contributions denied certain participants by reason  of Internal Revenue Code  limitations on qualified plan benefits, or on amounts deferred from compensation, $21.1,
    $12.8,  $7.4, $6.0, $5.7  and $1.0, respectively; and  (d) value of benefits from premiums paid under the BellSouth Life Insurance Program, $33.5, $19.8,
    $11.3, $9.3, $5.6 and $20.1, respectively. The Company will recover the cost of premium payments from the cash value of the policies. BellSouth uses  the
    Present Value Ratio Method in determining the portion of each premium dollar attributable  to  the executive  and paid  by the  Company. Under  the proxy rules, this  information will  be phased  in  over three  years and  is  not required for 1991.
(5) During  1993, Mr.  Holding, Vice  Chairman of the  Board from  March 1, 1991 until August 31, 1993,  retired from BellSouth under  terms of a  succession agreement. These agreements permit long range succession planning for senior management.  Pursuant to the agreement, Mr.  Holding retired prior to normal retirement age and received payment of two times annual base pay and a  full year's annual bonus, totaling $784.0 and $300.0, respectively.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options and tandem stock appreciation rights ("SARs") to the six named executive officers of the Company.

                           OPTION/SAR GRANTS IN 1993

                           NUMBER OF  INDIVIDUAL GRANTS(1)
                           SECURITIES
                           UNDERLYING      % OF TOTAL
                            OPTIONS/      OPTIONS/SARS                                 GRANT DATE
                              SARS         GRANTED TO       EXERCISE OR                 PRESENT
                            GRANTED         EMPLOYEES       BASE PRICE    EXPIRATION    VALUE(2)
          NAME                (#)        IN FISCAL YEAR       ($/SH)         DATE        ($000)
 J. L. Clendenin              25,600           3.05             54.31       01/26/03       224.0
 W. O. McCoy                  11,300           1.34             54.31       01/26/03        98.9
 F. D. Ackerman               11,300           1.34             54.31       01/26/03        98.9
 W. H. Alford                  6,200           0.07             54.31       01/26/03        54.3
 H. C. Henry, Jr.              6,200           0.07             54.31       01/26/03        54.3
 H. R. Holding                11,300           1.34             54.31       01/26/03        98.9

(1) The BellSouth Corporation Stock Option Plan provides for the grant of stock options and related stock appreciation rights ("SARs") to key employees, as determined by the Board of Directors, to purchase shares of BellSouth Common Stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. SARs entitle an optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the surrendered shares over the option price of such shares. Options granted in 1993 become vested only at the end of the five year vesting period, as determined from the date of grant. No SARs were granted in 1993.

(2) The  estimated fair value of stock options  is measured at the date of grant under the Black-Scholes option pricing  model. There  are  four  assumptions used in developing  the grant valuations: expected volatility of 19.5% based on  the  closing price of BellSouth  Common  Stock for  the last  six fiscal years; expected  term to exercise of seven  years; interest  rates equal  to the  U.S.  Treasury  Note rates  in effect at the  date of the grant (6.26%)
    for the expected term of the option; and a dividend yield of 5.26%  based on the average annual yield since 1988. The actual value, if any,  an executive may realize will depend on the excess of  the stock price  over the exercise
    price  on  the date  the  option  is  exercised.   Consequently, there is no
    assurance  the value  realized  by an executive will be at or near the value
    estimated  above.   These  amounts  should  not  be  used  to  predict stock
    performance.

OPTION/SAR EXERCISES AND HOLDINGS
    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1993 and unexercised options and SARs held on December 31, 1993.

                    AGGREGATED OPTION/SAR EXERCISES IN 1993
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                         VALUE          OPTIONS/SARS AT             AT FISCAL YEAR-END
                      SHARES ACQUIRED   REALIZED      FISCAL YEAR-END (#)          ($000)         ($000)
        NAME          ON EXERCISE (#)    ($000)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 J. L. Clendenin                0              0     10,049         90,852              0          452.0
 W. O. McCoy                    0              0     17,453         39,920          256.9          198.9
 F. D. Ackerman                 0              0      9,041         39,920           67.8          198.9
 W. H. Alford               6,414          108.8      2,710         21,928              0          109.0
 H. C. Henry, Jr.           1,000            1.4      1,150         21,928              0          109.0
 H. R. Holding                  0              0     36,834              0          179.7              0

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1993

    The following table provides information concerning awards made to the named executive officers during 1993 under the BellSouth Shareholder Return Cash Plan, a long term incentive plan. Each performance unit awarded represents the contingent right to receive an annual amount of cash based upon BellSouth's total shareholder return relative to the performance of the total shareholder return of other selected telecommunications companies ("the performance group"). Under this plan, if BellSouth's total shareholder return is 90 percent of the performance group's median total shareholder return, 100 percent of the award is paid. This represents the maximum amount that can be paid under the plan. If BellSouth's total shareholder return is 75 percent of the performance group's median, 25 percent will be paid. If BellSouth's total shareholder return is less than 75 percent of the performance group's median, no award will be paid. Also, no payout will be made if BellSouth's total shareholder return is less than the lowest member of the performance group. If, during the remaining life of the award, BellSouth's total shareholder return improves relative to the performance group, further payments of previously unpaid amounts would be made up to, but not in excess of, the original value of the award. Amounts which are not paid out during the five-year life of the award are forfeited.

    For officers of the Company, the Board of Directors prescribes the number of units to be awarded to each individual based on the management level of that officer at the time of the award. The value of an award unit is determined annually based on the annual amount of dividends paid per share of common stock. The awards are payable solely in cash and may not be deferred. Unpaid awards which are carried forward for possible payout do not earn interest. Plan participants may not sell, assign or otherwise transfer the awards.

                  LONG TERM INCENTIVE PLANS -- AWARDS IN 1993

                                                                     ESTIMATED FUTURE PAYOUTS
                                                                 UNDER NON-STOCK PRICE-BASED PLANS
                         NUMBER OF
                      SHARES, UNITS OR   PERFORMANCE OR OTHER
                        OTHER RIGHTS         PERIOD UNTIL       THRESHOLD      TARGET      MAXIMUM
        NAME                (#)          MATURATION OR PAYOUT      ($)         ($)(1)       ($)(1)
 J. L. Clendenin           25,600              1994-1998        $  70,656     $282,624     $282,624
 W. O. McCoy               11,300              1994-1998        $  31,188     $124,752     $124,752
 F. D. Ackerman            11,300              1994-1998        $  31,188     $124,752     $124,752
 W. H. Alford               6,200              1994-1998        $  17,112     $ 68,448     $ 68,448
 H. C. Henry, Jr.           6,200              1994-1998        $  17,112     $ 68,448     $ 68,448
 H. R. Holding             11,300              1994-1998        $  31,188     $124,752     $124,752

(1) Since the Plan provides for payment not to exceed 100% of the units granted, the target award amount and the maximum award amount are the same.

PENSION AND OTHER RETIREMENT BENEFITS

    The following table shows the estimated annual pension benefits payable to participants upon retirement on a single straight life annuity basis in specified remuneration classes and years of credited service, under the BellSouth Personal Retirement Account Pension Plan, as well as the BellSouth Supplemental Executive Retirement Plan, which provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts set forth as payable at retirement in the table below have been reduced by an amount equal to 100% of the Social Security Primary Insurance amount determined in 1993 to be payable at age 65 in accordance with the Plan.

                               PENSION PLAN TABLE
                                YEARS OF SERVICE
                                      ($)

REMUNERATION       15         20         25         30         35         40         45
    200,000       45,664     65,664     80,664     95,664    105,664    115,664     125,664
    400,000      105,664    145,664    175,664    205,664    225,664    245,664     265,664
    600,000      165,664    225,664    270,664    315,664    345,664    375,664     405,664
    800,000      225,664    305,664    365,664    425,664    465,664    505,664     545,664
  1,000,000      285,664    385,664    460,664    535,664    585,664    635,664     685,664
  1,500,000      435,664    585,664    698,164    810,664    885,664    960,664   1,035,664
  1,600,000      465,664    625,664    745,664    865,664    945,664    1,025,664 1,105,664

    The calculation of remuneration specified above is based on eligible salary and bonus actually paid to each individual. Since the compensation used to calculate pension and other retirement benefits is the average over the five year period preceding retirement, and is based on amounts paid versus amounts accrued by the Company, the amount used in the calculation differs from the totals set forth in the Summary Compensation Table (p. 14) and is stated below together with the credited years of service achieved in 1993.

                              COVERED COMPENSATION     YEARS OF SERVICE
                NAME                   ($)                   (#)
          J. L. Clendenin           1,365,260                 38
          W. O. McCoy                 725,600                 34
          F. D. Ackerman              630,400                 29
          W. H. Alford                434,200                 29
          H. C. Henry, Jr.            403,133                 28
          H. R. Holding               502,333                 45

RETIREMENT ARRANGEMENT

    In 1988 the Board of Directors authorized the Company to enter into long range succession planning arrangements with officers at the first tier below the chief executive officer. If the Company offers the arrangement to a first tier officer, and the officer accepts that offer, he or she would be required to retire prior to the normal retirement age of 65. In order to compensate the officer for amounts he or she would have received had he or she remained with the Company until the age of 65, the officer would receive a payment equal to the amount of two times annual base pay and a full year's annual bonus, and would also receive credit for a total of 45 years of service in the calculation of retirement benefits. Such an agreement was entered into with Mr. Ackerman in 1989. Mr. Holding retired on August 31, 1993 under terms of such an agreement.

   DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

    Shareholders who wish to present director nominations or other business at the annual meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-law requirements will be provided upon request by writing to Secretary, BellSouth Corporation, 1155 Peachtree St., N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement, nor does it apply to questions a shareholder may wish to ask at the meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1993, all such Section 16(a) filing requirements were complied with, except that the initial filing on Form 3 by Mr. Earle Mauldin, Executive Vice President and Chief Financial Officer, inadvertently omitted certain shares of stock distributed to him pursuant to the BellSouth Corporation Executive Long Term Incentive Plan and was amended to reflect such shares, and one Form 4 report filed by Mr. C. Dixon Spangler, Jr. a director, regarding 97 shares of BellSouth stock inherited by his wife and subsequently sold by her, was filed 20 days late.

               SHAREHOLDER PROPOSALS FOR THE 1995 PROXY STATEMENT

    Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the 1995 Proxy Statement should submit the proposal in writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 14, 1994 in order to consider it for inclusion in the 1995 Proxy Statement.

                               OTHER INFORMATION

    Consolidated financial statements for BellSouth Corporation are attached as an appendix to this proxy statement and are included in the report on Form 10-K to be filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges.

    A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year 1993 (excluding exhibits) will be furnished, without charge, by writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by BellSouth. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies.

    The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

Arlen G. Yokley
Vice President, Secretary and Treasurer
Dated: March 14, 1994

[THE FOLLOWING REPORT SENT TO SECURITY HOLDERS IS PROVIDED TO THE COMMISSION SOLELY AS INFORMATION AND IS NOT DEEMED "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION EXCEPT TO THE EXTENT THAT THE COMPANY HAS INCORPORATED INFORMATION INCLUDED IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1992.]

                             BELLSOUTH CORPORATION
              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS

                     SELECTED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           1993         1992         1991         1990         1989
                                                        -----------  -----------  -----------  -----------  -----------
Operating Revenues....................................  $    15,880  $    15,202  $    14,445  $    14,345  $    13,996
Operating Expenses (1)................................       13,593       12,041       11,636       11,318       11,008
                                                        -----------  -----------  -----------  -----------  -----------
Operating Income......................................        2,287        3,161        2,809        3,027        2,988
Interest Expense......................................          689          746          802          774          776
Other Income, net.....................................            8          178          253          157          241
Provision for Income Taxes............................          572          934          753          778          758
Extraordinary Loss, net of tax........................          (87)         (41)     --           --               (22)
Accounting Change, net of tax.........................          (67)     --               (35)     --                68
                                                        -----------  -----------  -----------  -----------  -----------
  Net Income..........................................  $       880  $     1,618  $     1,472  $     1,632  $     1,741
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
Earnings Per Share....................................  $      1.77  $      3.30  $      3.04  $      3.38  $      3.64
Dividends Declared Per Common Share...................  $      2.76  $      2.76  $      2.76  $      2.68  $      2.52
Book Value Per Share..................................  $     27.20  $     27.94  $     26.93  $     26.28  $     27.21
Return to Average Common Equity.......................          6.3%        11.9%        11.3%        12.8%        13.7%
Weighted Average Common Shares Outstanding............        496.1        490.8        484.3        482.4        477.7
Return on Average Total Capital.......................          6.1%         9.8%         9.4%        10.4%        11.2%
Total Assets..........................................  $    32,873  $    31,463  $    30,942  $    30,207  $    30,050
Capital Expenditures..................................  $     3,486  $     3,189  $     3,102  $     3,191  $     3,223
Long-Term Debt........................................  $     7,381  $     7,360  $     7,677  $     7,781  $     7,055
Debt Ratio at End of Period...........................         40.2%        39.0%        41.3%        40.7%        38.0%
Ratio of Earnings to Fixed Charges (2)................         2.98         4.00         3.47         3.68         3.85
Total Employees.......................................       95,084       97,112       96,084      101,945      101,230
Telephone Employees...................................       81,415       82,866       82,245       85,967       86,728
Business Volumes (In Millions): (3)
Network Access Lines in Service:
  Residence...........................................         13.7         13.3         12.9         12.6         12.2
  Business............................................          5.4          5.1          4.8          4.6          4.4
  Other...............................................           .2           .2           .3           .3           .3
                                                        -----------  -----------  -----------  -----------  -----------
    Total.............................................         19.3         18.6         18.0         17.5         16.9
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
Access Minutes of Use:
  Interstate..........................................     53,345.0     50,546.4     47,255.3     44,903.3     41,464.2
  Intrastate..........................................     15,260.9     13,994.2     13,237.7     12,119.5     11,252.7
Toll Messages.........................................      1,251.0      1,280.3      1,387.1      1,457.5      1,462.3
Cellular Customers (In Thousands): (4)
  Domestic............................................      1,559.1      1,118.1        774.2        498.3        311.4
  International.......................................        192.2         77.6         26.0          5.1           .6
                                                        -----------  -----------  -----------  -----------  -----------
    Total.............................................      1,751.3      1,195.7        800.2        503.4        312.0
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------

- ------------------------
(1) Operating Expenses for 1993 include a charge for restructuring of $1,136.4, which reduced net income by $696.6. See Note K to the Consolidated Financial Statements.
(2) For the purpose of this ratio: (i) earnings have been calculated by adding income before income taxes, interest expense and such portion of rental expense representative of the interest factor on such rentals; (ii) fixed charges are comprised of total interest expense and such portion of rental expense representative of the interest factor on such rentals.
(3) Prior period operating data are revised at later dates to reflect the most current information. The above information reflects the latest data available for the periods indicated.
(4) Equity Basis.

                             BELLSOUTH CORPORATION
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    BellSouth Corporation ("BellSouth") is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. ("BellSouth Telecommunications") serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides local exchange and toll communications services within 38 court-defined geographic areas, called Local Access and Transport Areas ("LATAs"), and network access services to enable interLATA communications using the long-distance facilities of interexchange carriers. BellSouth Enterprises, Inc. ("BellSouth Enterprises"), another wholly-owned subsidiary, owns businesses providing domestic wireless and international communications services and advertising and publishing services and products.

    Prior to January 1, 1992, the majority of the operations of BellSouth Telecommunications was conducted through South Central Bell Telephone Company ("South Central Bell") and Southern Bell Telephone and Telegraph Company ("Southern Bell"). Effective at midnight December 31, 1991, South Central Bell merged with and into Southern Bell and Southern Bell's name was changed to BellSouth Telecommunications.

RESULTS OF OPERATIONS

                                                                                              PERCENT CHANGE
                                                                                          -----------------------
                                                                                          1993 VS.     1992 VS.
                                                         1993        1992        1991       1992         1991
                                                      ----------  ----------  ----------  ---------  ------------
Net Income..........................................  $    880.1  $  1,617.7  $  1,471.5     (45.6%)        9.9%
Earnings Per Share..................................  $     1.77  $     3.30  $     3.04     (46.4%)        8.6%

    Net Income and Earnings Per Share for 1993 decreased $737.6 and $1.53, respectively, compared to the previous year. The decreases were due primarily to a charge of $696.6 ($1.40 per share) for restructuring of BellSouth's telephone operations (see Note K). Other charges in 1993 that contributed to the decreases were $86.6 ($.17 per share) for debt refinancings by BellSouth Telecommunications (see Note E), $67.4 ($.14 per share) for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112 (see Notes H and
N), $47 ($.09 per share) for the initial impact of a regulatory settlement in Florida, approximately $45 ($.09 per share) related to the increase in the Federal statutory income tax rate for corporations, exclusive of the tax benefit associated with the restructuring charge, and approximately $25 ($.05 per share) associated with severe weather conditions during first quarter 1993. The decreases were also attributable in part to the inclusion in 1992's results of gains of $39.5 ($.08 per share) and $32.9 ($.07 per share), respectively, from the settlement of a Federal income tax matter and the settlement of prior year regulatory issues. The 1993 decreases were partially offset by overall growth of operating revenues, driven by an improvement in key business volumes, and the inclusion in 1992 of charges for debt refinancing and Hurricane Andrew.

    Net Income and Earnings Per Share for 1992 increased $146.2 and $.26, respectively, compared to 1991. Factors contributing to these increases include the gains from the settlement of a Federal income tax matter and the settlement of prior year regulatory issues, expense reductions attributable to salary savings since implementation of an early retirement program, the inclusion in 1991 of a charge associated with the early retirement program and the inclusion in 1991 of a one-time charge for the cumulative effect of the change in accounting principle for cellular service sales commissions (see Note N). Also contributing to the increases were growth in business volumes at BellSouth Telecommunications, partially offset by rate reductions, and in the wireless businesses at BellSouth Enterprises. The 1992 increases were partially offset by charges of $40.7 ($.08 per share) associated with refinancing at lower interest rates of certain long-term debt issues at BellSouth Telecommunications (see Note E) and approximately $28 ($.06 per share) associated with Hurricane Andrew, and costs attributable to investments in certain start-up operations.

OPERATING REVENUES

    Total Operating Revenues increased $678.7 (4.5%) during 1993, compared to an increase of $756.1 (5.2%) during 1992. Both increases resulted from growth in revenues from BellSouth's wireline telephone businesses, coupled with a significant increase in revenues from wireless communications businesses. Traditionally, BellSouth's local, access and toll services offered by BellSouth Telecommunications have primarily accounted for increases in operating revenues. BellSouth, however, continues to experience an increasing shift in the relative contributions of its revenue sources.

    See "Volumes of Business."

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Local Service........................................  $  6,577.3  $  6,236.0  $  5,846.2         5.5%          6.7%

    Local Service revenues reflect amounts billed to customers for local exchange services, which include connection to the network and secondary central office feature services, such as custom calling features and custom dialing packages. Local Service revenues for 1993 increased $341.3 (5.5%) compared to an increase of $389.8 (6.7%) in 1992. The 1993 increase was primarily attributable to an increase of 683,000 access lines since December 31, 1992 and a $42.0 increase from secondary central office services. In addition, as discussed below, the effects of a $27.9 refund in Florida during 1992 and changes in and the expansion of local area calling plans, including a plan implemented in Louisiana in 1992, contributed to the increase in 1993.

    The increase in 1992 was attributable to the addition of 614,900 access lines during the year, revenue shifts from toll to local due to expanded local area calling plans and an increase in secondary central office services of $51.4 over 1991. The increase in revenues from local area calling plans is primarily attributable to access line growth. In addition, the implementation of a new expanded local area calling plan in Louisiana, effective March 1992, positively impacted 1992 Local Service revenue (see "Toll"). The increase was also due in part to the inclusion in 1991 of a $63.9 refund in Florida which had previously been deferred in Other Services revenues. The increase in 1992 was partially offset by a related refund of $27.9 in 1992 pertaining to amounts set aside in 1991 for disposition by the Florida Public Service Commission. Since these deferred and set aside amounts were originally accrued in Other Services, there was no impact on net income.

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Interstate Access....................................  $  2,991.2  $  2,945.6  $  2,858.1         1.5%          3.1%

    Interstate Access revenues result from the provision of access services to interexchange carriers to provide telecommunications services between states. Interstate access revenues increased $45.6 (1.5%) compared to an increase of $87.5 (3.1%) in 1992.

    The increase for 1993 reflects increased rates effective July 1, 1993 in conjunction with BellSouth Telecommunications' selection of a 3.3% productivity offset factor under the Federal Communications Commission's ("FCC") price cap plan, growth in minutes of use and increases in end user charges attributable to growth in the number of access lines in service. The effect of these increases was substantially offset by decreased net settlements with the National Exchange Carriers Association and revenue deferrals under the FCC's price cap plan. Since BellSouth Telecommunications' earnings are currently in the sharing range of the FCC's price cap plan and because of other factors, significant revenue growth in this category is not likely.

    For 1992, the increase in interstate access revenues was primarily attributable to growth in minutes of use and an increase in end user charges attributable to access line growth. The effect of these increases was partially offset by rate reductions since December 31, 1991, including the implementation of lower tariff rates, effective July 1, 1992, associated with BellSouth Telecommunications' selection of a 4.3% productivity offset factor, which reduced interstate revenues under the FCC's price cap plan.

    See "Operating Environment and Trends of the Business."

                                                                                          PERCENT CHANGE
                                                                                    --------------------------
                                                                                      1993 VS.      1992 VS.
                                                   1993        1992        1991         1992          1991
                                                ----------  ----------  ----------  ------------  ------------
Intrastate Access.............................  $    881.9  $    871.8  $    866.7         1.2%          0.6%

    Intrastate Access revenues result from the provision of access services to interexchange carriers which provide telecommunications services between LATAs within a state. Revenues increased $10.1 (1.2%) in 1993 compared to an increase of $5.1 (0.6%) in 1992. Both increases, due primarily to growth in minutes of use over the respective prior year, were substantially offset by rate reductions in 1993 and 1992.

                                                                                               PERCENT CHANGE
                                                                                          ------------------------
                                                                                           1993 VS.     1992 VS.
                                                    1993          1992          1991         1992         1991
                                                ------------  ------------  ------------  -----------  -----------
Toll..........................................  $    1,219.5  $    1,248.8  $    1,373.7        (2.3%)       (9.1%)

    Toll revenues are received from the provision of long-distance services within (but not between) LATAs. These services include intraLATA service beyond the local calling area; Wide Area Telecommunications Service ("WATS" or "800" services) for customers with highly concentrated demand; and special services, such as transport of voice, data and video. Toll revenues decreased $29.3 (2.3%) in 1993 compared to a decrease of $124.9 (9.1%) in 1992.

    The decrease in 1993 reflects rate reductions since December 31, 1992 and a decline in toll message volumes largely attributable to the expansion of local area calling plans which have the effect of shifting revenues from Toll to Local Service. The decrease was partially offset by revenue increases due to optional calling plans and independent company settlements.

    The 1992 decrease resulted from rate reductions since December 31, 1991 and a decrease in toll messages due to competition and expanded local area calling plans, including a plan implemented in Louisiana in 1992.

    The overall decline in Toll revenues is expected to continue over the long term.

                                                                                          PERCENT CHANGE
                                                                                    --------------------------
                                                                                      1993 VS.      1992 VS.
                                                   1993        1992        1991         1992          1991
                                                ----------  ----------  ----------  ------------  ------------
Directory Advertising and Publishing..........  $  1,515.4  $  1,459.8  $  1,426.3         3.8%          2.3%

    Directory Advertising and Publishing revenues include revenues derived from publishing, printing and selling advertising in, and performing related services concerning, alphabetical and classified telephone directories. Directory Advertising and Publishing revenues increased $55.6 (3.8%) in 1993 compared to a $33.5 (2.3%) increase in 1992.

    The increase for 1993 was primarily attributable to increases in the prices and volume of advertising sold. For 1992, the increase was due primarily to growth in the volume of independent directory contracts.

                                                                                          PERCENT CHANGE
                                                                                    --------------------------
                                                                                      1993 VS.      1992 VS.
                                                   1993        1992        1991         1992          1991
                                                ----------  ----------  ----------  ------------  ------------
Wireless Communications.......................  $  1,553.4  $  1,195.6  $    774.5        29.9%         54.4%

    Wireless Communications revenues include the revenues from consolidated wireless communications businesses (primarily cellular and paging within BellSouth Enterprises) as well as revenues from interconnections by unaffiliated cellular carriers with BellSouth Telecommunications. (BellSouth's interests in the net income or loss of the unconsolidated wireless businesses within BellSouth Enterprises which are accounted for under the equity method of accounting are recorded in Other Income.)

    Wireless Communications revenues increased $357.8 (29.9%) in 1993, compared to an increase of $421.1 (54.4%) in 1992. For 1993, the increase resulted from continued growth of the customer base for wireless services in both domestic and international markets. The increase in 1992 resulted from growth of the customer base, acquisitions made in late 1991 and increases in roamer revenues.

                                                                                                PERCENT CHANGE
                                                                                           ------------------------
                                                                                            1993 VS.     1992 VS.
                                                          1993        1992        1991        1992         1991
                                                       ----------  ----------  ----------  -----------  -----------
Other Services.......................................  $  1,141.6  $  1,244.0  $  1,300.0       (8.2%)       (4.3%)

    Other Services revenues are principally comprised of revenues from customer premises equipment sales and maintenance services, billing and collection services and other nonregulated services (primarily inside wire services) offered by BellSouth Telecommunications. Other Services revenues decreased $102.4 (8.2%) in 1993 compared to a decrease of $56.0 (4.3%) in 1992.

    The decrease in 1993 was attributable to the effect of reclassifying in 1992 a $27.9 Florida refund to ratepayers from Other Services to Local Service, the inclusion in 1992 of $52.7 for the settlement of prior year regulatory issues and the sale of a subsidiary in late 1992. The decrease was partially offset by increased revenues from nonregulated services due in part to higher demand. In addition, billing and collection revenues increased due to the effect of nonrecurring adjustments; however, such revenues are expected to decline over the long term due to interexchange carriers' assuming more direct billing for their own services.

    The decrease in 1992 was partially attributable to a decrease of $18.6 due to the dissolution of a business in 1991 and the reclassification in 1991 of a revenue deferral of $63.9 in Florida, partially offset by certain Florida set aside amounts totaling $27.9 for prior years which were included as Local Service rate reductions in 1992; these deferral and set aside amounts were initially recorded as reductions to Other Services revenues prior to 1992 (see "Local Service"). Also contributing to the 1992 decrease was a $34.3 decrease in billing and collection revenues and decreased revenues for certain BellSouth Enterprises subsidiaries. The decrease was partially offset by the settlement of prior year regulatory issues not related to the services described above but which were required to be recorded in Other Services, resulting in a one-time increase of $52.7.

OPERATING EXPENSES

    Operating expenses increased $1,552.3 (12.9%) during 1993 compared to an increase of $405.1 (3.5%) during 1992. For 1993, the increase was primarily attributable to a pre-tax charge of $1,136.4 for restructuring of BellSouth's telephone operations. Adjusted for the effect of the restructuring charge, operating expenses increased $415.9 (3.5%) during 1993. The increase, as adjusted, was due to expenses associated with improved business volumes at BellSouth Telecommunications and in the wireless businesses at BellSouth Enterprises, higher levels of salaries and wages, a regulatory settlement in Florida, and expenses attributable to severe weather conditions in the first quarter of 1993. The increase was partially offset by decreased overtime compensation and the inclusion in 1992 of expenses related to Hurricane Andrew.

    The 1992 increase was due to expenses associated with higher business volumes, higher levels of salaries and wages, a portion of which resulted from a new three-year working agreement with the Communications Workers of America ("CWA") in 1992, Hurricane Andrew and remedial actions related to underground fuel storage tanks. The increase for 1992 was partially offset by the inclusion in 1991 of expenses associated with an early retirement program and 1992 expense reductions attributable to salary savings since implementation of that program.

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Cost of Services and Products........................  $  5,865.1  $  5,681.3  $  5,739.2         3.2%         (1.0%)

    Cost of Services and Products includes operating expenses associated with network support and maintenance of BellSouth Telecommunications' property, plant and equipment, material and supplies expense, cost of tangible goods sold and other expenses associated with the cost of providing services. Cost of Services and Products increased $183.8 (3.2%) in 1993 compared to a decrease of $57.9 (1.0%) in 1992.

    The increase in 1993 was due to increased expenses associated with volume growth in the wireline, wireless communications and directory businesses, approximately $40 of expenses related to severe weather conditions during first quarter 1993, network service improvement activities, higher levels of base salary and wage expenses resulting from annual increases for management and craft employees and an increase in employee benefits expense. The increase in employee benefits expense was driven by the higher overall cost of medical services and an increase of $38 due to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," partially offset by a $46 decrease in pension expense. Pension expense is expected to decrease further in 1994 due primarily to the effect of modifying the benefit level under the recently adopted cash balance pension plan for management employees and reevaluating certain actuarial assumptions (see Note H). Other postretirement benefit expenses for 1994 are expected to increase due to the effect of changes in certain actuarial assumptions. The overall expense increase for 1993 was partially offset by reduced expenses for overtime compensation, rents, software license fees, the sale of a subsidiary in late 1992 and expenses related to Hurricane Andrew reflected in 1992.

    For 1992, the decrease was due to the reclassification of $224.0 of expenses of certain businesses within BellSouth Enterprises to Selling, General and Administrative. After adjusting for the effect of the reclassification, Cost of Services and Products increased $166.1 (2.9%) during 1992 compared to 1991. As adjusted, the 1992 increase was attributable to growth in volumes of business at BellSouth Telecommunications, growth in the wireless communications customer base, including the effect of the acquisition of wireless businesses in 1991, higher levels of salary and wage expenses, a portion of which resulted from a new three-year working agreement with the CWA in 1992, increased pension and benefit expenses and approximately $45 of expenses (net of insurance recovery and state regulatory deferrals) related to Hurricane Andrew. Also contributing were increased expenses for rents and contracted services. The adjusted increase was partially offset by expense reductions attributable to salary savings from implementation of an early retirement program in 1991 and the inclusion in 1991 of $20.1 in inventory write-downs.

                                                                                              PERCENT CHANGE
                                                                                         ------------------------
                                                                                          1993 VS.     1992 VS.
                                                        1993        1992        1991        1992         1991
                                                     ----------  ----------  ----------  -----------  -----------
Depreciation.......................................  $  3,103.8  $  3,032.2  $  2,965.4        2.4%         2.3%

    Depreciation expense increased $71.6 (2.4%) in 1993 compared to a $66.8 (2.3%) increase in 1992.

    In 1993, the increase was partially attributable to higher levels of property, plant and equipment since December 31, 1992 resulting from continued growth in the customer base and approximately $20 of additional depreciation expense related to extraordinary property retirements in conjunction with a regulatory settlement in Florida. Higher intrastate depreciation rates for Mississippi and higher interstate depreciation rates for Alabama, Kentucky, Louisiana, Mississippi and Tennessee, all retroactive to January 1, 1993, also contributed to the increase. The 1993 increase was partially offset by the continued expiration of inside wire and reserve deficiency amortizations and reduced depreciation expense in Florida and Alabama resulting from represcription.

    The 1992 increase was also due, in part, to higher levels of property, plant and equipment since December 31, 1991 resulting primarily from growth in the customer base. Also contributing to the increase were new interstate depreciation rates, retroactive to January 1, 1992, for Florida, Georgia, North Carolina and South Carolina, new intrastate depreciation rates in North Carolina and South Carolina, both also retroactive to January 1, 1992, and additional reserve deficiency amortization approved in North Carolina. The increase for 1992 was partially offset by the expiration of inside wire and reserve deficiency amortizations.

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Selling, General and Administrative..................  $  3,487.9  $  3,327.4  $  2,931.2         4.8%         13.5%

    Selling, General and Administrative expenses include operating expenses related to sales activities such as salaries, commissions, benefits, travel, marketing and advertising expenses. Also included are amortization of intangibles, research and development costs and provision for uncollectibles. Selling, General and Administrative increased $160.5 (4.8%) in 1993 and $396.2 (13.5%) in 1992.

    The increase in 1993 was primarily attributable to increased expenses associated with growth in the wireless communications customer base, approximately $55 for the initial impact of a regulatory settlement in Florida, higher levels of salaries, wages and taxes other than income taxes and an increase of $11 due to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The 1993 increase was partially offset by a decrease in advertising expense at BellSouth Telecommunications.

    For 1992, the increase was due to the reclassification of $224 of expenses of certain businesses within BellSouth Enterprises from Cost of Services and Products. After adjusting for the effect of the reclassification, Selling, General and Administrative increased $172.2 (5.9%) during 1992 compared to 1991. As adjusted, the 1992 increase was attributable to growth in business volumes at BellSouth Telecommunications, growth in the wireless communications customer base, including the effect of the acquisition of wireless businesses in 1991, higher levels of salary and wage expenses, a portion of which resulted from a new three-year working agreement with the CWA in 1992, increased pension and benefit expenses and approximately $24.1 of expenses for remedial actions related to underground fuel storage tanks. The adjusted increase was partially offset by a decrease in the provision for uncollectibles, the inclusion in 1991 of $68.6 of expenses associated with an early retirement program and expense reductions in 1992 attributable to salary savings since implementation of that program.

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Restructuring Charge.................................  $  1,136.4      --          --          --            --

    During 1993, BellSouth recognized a business restructuring charge of $1,136.4. The restructuring is being undertaken to redesign and streamline the fundamental processes and work activities in BellSouth Telecommunications' telephone operations to better respond to an increasingly competitive business environment. The restructuring is expected to improve overall responsiveness to customer needs, permit more rapid introduction of new products and services and reduce costs. As a part of the restructuring, BellSouth plans to consolidate and centralize its existing operations. BellSouth plans to establish a single point of contact and accountability for the receipt, analysis and resolution of customer installation, repair activities and service activation. As a result, 288 existing operations centers will be consolidated into 80 locations. Data management centers used to support company operations will be reduced from 11 to
6. In addition, customer service processes and systems will be designed to provide one-number access, specific appointment times, on-line and real-time access to customer records and immediate service activation where facilities are already in place.

    The material components of the $1,136.4 charge relate to the downsizing of the existing workforce by 10,200 employees through 1996. These components include $368.2 for separation payments and relocations of remaining employees, $342.8 for the consolidation and elimination of certain operations facilities and $425.4 for enabling changes to information systems, primarily those used to provide services to existing customers.

    BellSouth Telecommunications reduced its overall workforce by approximately 1,300 employees in 1993 following implementation of the restructuring plan. Workforce reductions for 1994, 1995 and 1996 are expected to be approximately 3,700, 2,900 and 2,300, respectively. BellSouth expects that the restructuring will result in cost savings beginning in 1994 due to the initial workforce reductions. The specific future financial impacts on BellSouth's earnings are uncertain and will depend upon the regulatory treatment of the restructuring charge and the related cost savings. Once the restructuring is completed, annual cost savings are expected to be approximately $600 due primarily to reduced employee-related expenses.

                                                                                               PERCENT CHANGE
                                                                                          -------------------------
                                                                                           1993 VS.      1992 VS.
                                                         1993        1992        1991        1992          1991
                                                      ----------  ----------  ----------  -----------  ------------
Interest Expense....................................  $    689.0  $    746.4  $    802.1       (7.7%)        (6.9%)

    Interest Expense includes interest on debt, certain other accrued liabilities and capital leases, offset by an allowance for funds used during construction, which is capitalized as a cost of installing equipment and constructing plant. Interest expense decreased $57.4 (7.7%) in 1993 and $55.7 (6.9%) in 1992. The decreases for 1993 and 1992 were due primarily to declines in interest rates on borrowings, both short and long term, including the impact of refinancings of long-term debt at lower interest rates. Both decreases were partially offset by higher average levels of short-term borrowings. (See Notes E and L.)

                                                                                              PERCENT CHANGE
                                                                                         ------------------------
                                                                                          1993 VS.     1992 VS.
                                                        1993        1992        1991        1992         1991
                                                     ----------  ----------  ----------  -----------  -----------
Other Income, net..................................  $      7.6  $    177.6  $    252.7      (95.7%)      (29.7%)

    Other Income includes interest income, dividend income and earnings and losses from unconsolidated subsidiaries, business ventures and partnerships, minority interests and gains and losses from the sale of miscellaneous ventures.

    Other Income decreased $170.0 (95.7%) during 1993 and $75.1 (29.7%) during 1992. The 1993 decrease resulted in part from a decline of $80.8 in interest and dividend income due to the inclusion in 1992 of $56.6 attributable to a tax settlement with the Internal Revenue Service and lower interest rates. Minority interests contributed $11.6 to the decrease and overall earnings from unconsolidated affiliates also decreased by $65.7 due primarily to costs and expenses associated with investments in certain new operations, including a cellular venture in Germany, a business venture with RAM Broadcasting Corporation, and Optus Communications Pty. Ltd. For the year 1993, earnings per share were reduced by approximately $.27 per share as a result of these and other business ventures.

    The decrease in 1992 was attributable to a $55.6 decrease in earnings from unconsolidated affiliates due in part to investments in several start-up operations, a $33.8 increase related to minority interests and the inclusion in 1991 of $40.0 in gains from certain directory and wireless operations sold. The decrease was partially offset by a $46.2 increase in interest and dividend income which reflects the settlement of an Internal Revenue Service summary tax assessment that resulted in $56.6 of interest income and lower interest rates.

                                                                                              PERCENT CHANGE
                                                                                         ------------------------
                                                                                          1993 VS.     1992 VS.
                                                        1993        1992        1991        1992         1991
                                                     ----------  ----------  ----------  -----------  -----------
Provision for Income Taxes.........................  $    571.6  $    933.5  $    753.4      (38.8%)       23.9%

    Income tax expense decreased $361.9 (38.8%) in 1993 compared to an increase of $180.1 (23.9%) in 1992. The decrease in 1993 was due to the impact of the restructuring charge, which reduced tax expense by $439.8. The decrease was partially offset by the impact of the Omnibus Budget Reconciliation Act of 1993, including the increase in the Federal statutory income tax rate for corporations, which, exclusive of the tax benefit associated with the restructuring charge, increased tax expense by approximately $45.

    BellSouth's effective tax rates were 35.6%, 36.0% and 33.3% in 1993, 1992 and 1991, respectively. A reconciliation of the Federal statutory income tax rates to these effective tax rates is provided in Note M. A discussion of the adoption of SFAS No. 109, "Accounting for Income Taxes," also is included therein.

    The increase in 1992 was attributable to an increase in income before income taxes and higher effective tax rates resulting from decreasing investment tax credit amortization.

FINANCIAL CONDITION

    BellSouth used the net cash generated from its operations and short-term financing to fund capital expenditures, to pay dividends and to invest in and operate new business ventures. BellSouth believes that funds provided from operations, in addition to its readily available sources of external financing, will be sufficient to meet the needs of its business for the foreseeable future.

    Although 1993 net income decreased by 45.6% due primarily to the restructuring charge, BellSouth's cash flow from operations decreased by only 3.2% in 1993 to $4,786.2 from $4,946.8 in 1992. For 1993, the impact of restructuring on cash flow from operations was minimal. However, substantially all of the restructuring charge is expected to require cash payments in future periods. Exclusive of capital requirements, cash payments related to restructuring for 1994, 1995 and 1996 are expected to be approximately $500, $350 and $220, respectively. In addition, future capital expenditures associated with the overall restructuring are estimated to be approximately $650. The cash requirements associated with the restructuring activities, including related capital expenditures, will be provided primarily from BellSouth's operations and, if necessary, from external sources. BellSouth's primary use of capital funds continues to be for capital expenditures to support network development activities. Capital expenditures for all BellSouth companies increased 9.3% to $3,485.9 from $3,189.3 in 1992. Substantially all funds supporting construction activity were provided internally and this trend is expected to continue through 1994. Expenditures are projected to be approximately $3,500 in 1994.

    Cash used for investments in and advances to unconsolidated affiliates in 1993 decreased to $319.5 from $562.5 in 1992. Approximately 70% of such cash was invested in ventures with RAM Broadcasting Corporation and Optus Communications Pty. Ltd.

    BellSouth plans to aggressively pursue a corporate strategy of expanding its offerings beyond traditional businesses. Such new offerings may include information services, interactive communications and cable television and other entertainment services. Significant capital would be required in order to execute this strategy. BellSouth believes that financing for such future investing activities can be provided from funds generated through internal operations and from BellSouth's access to external sources.

    In an effort to pursue opportunities in interactive programming, television shopping and other advanced services, BellSouth had agreed to invest approximately $2,000 in QVC Network, Inc. ("QVC"), contingent on QVC successfully completing its acquisition of Paramount Communications, Inc. ("Paramount"), and had also received an option to acquire approximately $500 of QVC stock at a purchase price of $60 per share in the event QVC was unsuccessful in its proposed acquisition of Paramount. QVC's bid for Paramount was terminated on February 14, 1994, and BellSouth has six months thereafter to determine whether to exercise the option.

    Cash dividends paid to BellSouth's common shareholders totaled $1,307.4 in 1993 compared to $1,082.5 in 1992. The increase was due to the fact that during 1993, the common shares issued in lieu of cash dividends under the Shareholder Dividend Reinvestment and Stock Purchase Plan ("DRSPP") were increasingly purchased on the open market rather than from new issuances by BellSouth. For 1993, new common shares issued in lieu of cash dividends under DRSPP were $66.4 compared to $268.9 for 1992.

    During 1993, BellSouth Telecommunications refinanced $2,760 of long-term debt at more favorable interest rates. As such, BellSouth expects that the refinancings will have a positive impact on future cash flows. BellSouth's debt to total capitalization ratio increased to 40.2% at December 31, 1993 compared to 39.0% at December 31, 1992. The increase was due to higher levels of debt, primarily short term, and a decrease in Shareholders' Equity.

OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS

    REGULATORY ENVIRONMENT. In providing telecommunications services, BellSouth Telecommunications is subject to regulation by both state and federal regulators with respect to rates, services and other issues. While the states in BellSouth Telecommunications' service area currently provide for some form of regulation of earnings, as discussed below, BellSouth believes that the existing regulatory framework is not appropriate for the increasingly competitive telecommunications environment. Accordingly, BellSouth's primary regulatory focus continues to be directed toward modifying the regulatory process to one that is more closely aligned with changing market conditions and overall public policy objectives. As an alternative to the current regulatory process, BellSouth believes that price regulation, whereby prices of basic local exchange service are directly regulated and prices for other products and services are based on market factors, is a logical progression in regulatory flexibility and is fair to consumers. As such, BellSouth Telecommunications intends to pursue implementation of price regulation plans through filings with state regulatory commissions or through legislative initiatives.

    STATE REGULATION

    Seven of the nine states in which BellSouth Telecommunications operates are now under some alternative form of regulation other than traditional rate of return regulation. The seven states are Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi and Tennessee. These state plans are designed to provide BellSouth Telecommunications with economic incentives to improve cost controls and general efficiency in the form of shared earnings over benchmark rates of return. The plans in Georgia and Kentucky are scheduled to expire in 1994. BellSouth Telecommunications attained the earnings sharing range in Alabama, Kentucky, Louisiana and Mississippi at certain times during 1993.

    For a part of 1993, South Carolina also operated under a form of alternative regulation. However, in August 1993, the South Carolina Supreme Court ruled that the South Carolina Public Service Commission (the "SCPSC") lacked the statutory authority to approve incentive regulation plans of the type under which BellSouth Telecommunications had been operating since 1992. Legislation has been proposed in South Carolina which would permit the SCPSC to adopt alternative forms of regulation including price regulation. In the interim, traditional rate of return regulation is in effect in South Carolina.

    In January 1994, the Florida Public Service Commission approved a settlement reached by BellSouth Telecommunications and Florida's Office of Public Counsel related to pending rate proceedings initially filed by BellSouth Telecommunications in July 1992 and other consolidated matters. This settlement ended outstanding rate case and consolidated issues in Florida and extended the incentive regulation plan through at least 1996. Under the terms of the settlement, BellSouth Telecommunications was required to recognize in 1993 business all remaining deferred expenses related to Hurricane Andrew and to record expenses associated with extraordinary asset retirements, also related to Hurricane Andrew. The aggregate impact of these items was approximately $75, which reduced BellSouth's net income for 1993 by approximately $47 ($.09 per share). The terms of the settlement also required BellSouth Telecommunications to reduce rates by $55 in February 1994 and will require reductions of an additional $60 in July 1994, $80 in October 1995 and $84 in October 1996. The settlement provides for other changes in service offerings and tariffs including approximately $21 in revenue reductions or increased expenses. Certain other service rates have been capped at their current levels through 1997, and BellSouth Telecommunications has agreed not to propose any local measured service on a statewide basis through the same time period.

    FEDERAL REGULATION

    At the national level, BellSouth Telecommunications has been operating under price cap regulation since January 1, 1991. In contrast to regulation which limits the rate of return that can be achieved, price cap regulation limits the prices telephone companies can charge for use of their services. The current FCC plan allows for the sharing of earnings over a benchmark range of earnings. This benchmark is dependent upon the productivity offset factor chosen annually by the carrier. During the price cap plan's annual election period in 1993, BellSouth Telecommunications selected a productivity offset factor of 3.3% which increased access rates more than they would otherwise have been had the 4.3% factor been selected; however, selection of this lower productivity factor provides for a lower allowed return before sharing is required. As of December 31, 1993, BellSouth's recorded liability for estimated sharing was $45.6.

    In February 1994, the FCC initiated its review of the current price cap plan. Under a notice of proposed rulemaking, the FCC identified for examination three broad sets of issues including those related to the basic goals of price cap regulation, the operation of price caps, and the transition of local exchange services to a fully competitive market. BellSouth believes and will advocate that a revised price cap plan should be structured to provide increased pricing flexibility for services as competition evolves in the telecommunications markets. Any changes to the current plan are expected to be effective January 1, 1995 or soon thereafter.

    ECONOMY. The nine-state region served by BellSouth Telecommunications' wireline telephone business, as a whole, posted solid economic gains in 1993, while continuing economic slumps on the West Coast and in the Northeast kept the national economy sluggish for much of the year. Employment growth averaged 2.1% in the region in 1993, slower than the 4% annual rate experienced in the 1980's, but still above the national average of 1.6%. Manufacturing employment in the region grew slightly during 1993 while the nation lost approximately 180,000 manufacturing jobs. Services employment increased about 4% to lead the region's growth. Employment growth is expected to improve further in 1994. Residential construction growth moved back above pre-recession levels with housing starts in the region up 12% over the year. Housing demand is expected to remain strong in 1994. The region's relatively strong economy along with its attractive climate have kept net in-migration near 400,000 per year, boosting the demand for telecommunications services. However, increasing competition being faced by BellSouth Telecommunications and the growing percentage of revenues from BellSouth Enterprises makes BellSouth's financial performance more susceptible to changes in the economy than previously, as its operations reflect the more competitive environment and greater elasticity in demands for its products and services.

    VOLUMES OF BUSINESS.

    Network Access Lines in Service at December 31 (Thousands):

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Residence............................................    13,691.4    13,298.3    12,914.9         3.0%          3.0%
Business.............................................     5,388.3     5,088.1     4,840.3         5.9%          5.1%
Other................................................       252.9       263.2       279.5        (3.9%)        (5.8%)
                                                       ----------  ----------  ----------
      Total..........................................    19,332.6    18,649.6    18,034.7         3.7%          3.4%
                                                       ----------  ----------  ----------
                                                       ----------  ----------  ----------

    The total number of access lines in service increased by 683,000 over 1992, representing a 3.7% increase, an improvement over the 3.4% rate of increase for 1992 over 1991. The overall increase, led by growth in Florida, Georgia, North Carolina and Tennessee, was primarily attributable to continued economic improvement, including expanding employment in BellSouth Telecommunications' nine-state region and an increase in the number of second lines in residences. While the overall growth rate for residence lines remained constant, the growth rate for business lines continued to increase, reaching 5.9% in 1993, compared to 5.1% in 1992.

    Access Minutes of Use (Millions):

                                                                                                 PERCENT CHANGE
                                                                                           --------------------------
                                                                                             1993 VS.      1992 VS.
                                                          1993        1992        1991         1992          1991
                                                       ----------  ----------  ----------  ------------  ------------
Interstate...........................................    53,345.0    50,546.4    47,255.3         5.5%          7.0%
Intrastate...........................................    15,260.9    13,994.2    13,237.7         9.1%          5.7%
                                                       ----------  ----------  ----------
      Total..........................................    68,605.9    64,540.6    60,493.0         6.3%          6.7%
                                                       ----------  ----------  ----------
                                                       ----------  ----------  ----------

    Access minutes of use represent the volume of traffic carried by interexchange carriers between LATAs, both interstate and intrastate, using BellSouth Telecommunications' local facilities. Total access minutes of use increased by 4,065.3 million (6.3%) in 1993 compared to a 6.7% increase in 1992. The 1993 increase in access minutes of use was partially attributable to access line growth and also to intraLATA toll competition, which has the effect of increasing access minutes of use while reducing toll messages carried over BellSouth Telecommunications' facilities. The growth rate in total minutes of use continues to be negatively impacted by the effects of bypass and the migration of interexchange carriers to categories of service (e.g., special access) that have a fixed charge as opposed to a volume-driven charge and to high capacity services, which causes a decrease in minutes of use.

                                                                                                PERCENT CHANGE
                                                                                           ------------------------
                                                                                            1993 VS.     1992 VS.
                                                          1993        1992        1991        1992         1991
                                                       ----------  ----------  ----------  -----------  -----------
Toll Messages (Millions).............................     1,251.0     1,280.3     1,387.1       (2.3%)       (7.7%)

    Toll messages, comprised of Message Telecommunications Service and Wide Area Telecommunications Service, decreased 29.3 million (2.3%) compared to a 7.7% decrease in 1992. The lower rate of decrease for 1993 was attributable to the inclusion of the impact of the Louisiana area calling plan in both 1992 (beginning in March) and 1993. Competition in the intraLATA toll market and the effects of expanded local area calling plans continue to have an adverse impact on toll message volumes. These plans and the effects of competition have the effect of shifting calls from toll to local service and access, respectively, but the corresponding revenues are not generally shifted at commensurate rates. The decline in toll message volumes is expected to continue for the foreseeable future.

    Wireless Customers (Equity Basis):

                                                                                            PERCENT CHANGE
                                                                                       ------------------------
                                                                                        1993 VS.     1992 VS.
                                                     1993         1992        1991        1992         1991
                                                  -----------  -----------  ---------  -----------  -----------
Domestic Cellular Customers.....................    1,559,100    1,118,100    774,200       39.4%        44.4%
International Cellular Customers................      192,200       77,600     26,000      147.7%       198.5%
Domestic Paging Customers.......................    1,232,200      977,200    920,300       26.1%         6.2%

    BellSouth's wireless communications businesses continue to be a significant contributor to the company's operations, primarily due to the continued expansion of the customer base for mobile communications services. Domestic cellular customers increased by 441,000 (39.4%) to 1,559,100 since December 31, 1992. While the rate of increase has declined since 1992, the overall penetration rate (number of customers as a percentage of the total population in the service territory) increased from 2.98% at December 31, 1992 to 4.01% at December 31, 1993. Total minutes of use have also continued to increase, although average minutes of use per cellular customer have declined since 1992 due to the trend of increased penetration into lower-user market segments. Also, domestic paging customers increased 255,000 (26.1%) to 1,232,200 since December 31, 1992 due to a successful retail distribution program and aggressive pricing strategies in the reseller market.

    The number of international cellular customers grew to 192,200, an increase of 114,600 (147.7%) since December 31, 1992. Growth in minutes of use for international cellular properties remained strong due in part to demand stimulated by competitive programs, enhanced services and underdeveloped land-line service.

    COMPETITION. Recent developments in the telecommunications marketplace indicate that a technological convergence is occurring in the telephone, cable and broadcast television, computer, entertainment and information services industries. The technologies utilized and being developed in these industries will enable multiple communications offerings. Several large companies have recently announced proposed acquisitions or business alliances that, if consummated, could intensify and expand competition for local communications and other services currently provided over BellSouth's networks. Other competitors have announced plans to build local phone connections that would permit business and residential customers to bypass the facilities of local telephone companies, including those of BellSouth Telecommunications in certain cities in its service territory. In addition, legislative activities in Congress could affect BellSouth's businesses and competitive position. BellSouth has undertaken a plan to streamline its telephone operations and to improve its overall cost structure as a part of its competitive strategy (see "Results of Operations").

    Notwithstanding the risks associated with increased competition, BellSouth will have the opportunity to benefit from entry into new business markets. BellSouth believes that in order to remain competitive in the future, it must aggressively pursue a corporate strategy of expanding its offerings beyond its traditional businesses which may include information services, interactive communications and cable television and other entertainment services. BellSouth plans to enter such businesses through acquisitions, investments and strategic alliances with established companies in such industries and through the development of such capabilities internally. Such transactions, if accomplished, could initially reduce earnings and require substantial capital. Financing for such business opportunities will be provided from funds generated through internal operations and from external sources.

    ACCOUNTING UNDER SFAS NO. 71. BellSouth's regulated enterprise, BellSouth Telecommunications, continues to account for the economic effects of regulation under SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." BellSouth, for strategic and business planning purposes, continuously monitors and evaluates the impacts of both existing and potential competitive factors. If, in BellSouth's judgment, changes in the competitive structure of the telecommunications industry dictate that it could not charge prices to customers which provide for the recovery of costs, SFAS No. 71 would no longer apply. BellSouth currently believes that the existing and anticipated levels of competition still permit prices based on costs to be charged to and collected from customers. However, the rapid pace of change in the industry is making it increasingly likely that BellSouth will be required to discontinue its accounting under SFAS No. 71 in the future.

    BellSouth believes that the existing regulatory framework is not appropriate for the increasingly competitive telecommunications environment. Accordingly, BellSouth intends to pursue implementation of price regulation plans in all of its jurisdictions through filings with state regulatory commissions or through legislative initiatives. Since price regulation plans do not provide for the recovery of specific costs, SFAS No. 71 would no longer apply. If BellSouth is successful in altering the existing regulatory framework and achieving price regulation, BellSouth would be required to discontinue its accounting under SFAS No. 71.

    If BellSouth were to discontinue its accounting under SFAS No. 71 due to the overall level of competition or to changes in regulatory frameworks, the effect on BellSouth's financial condition and results of operations would be material. Specific financial impacts would depend on the timing and magnitude of changes, both in the marketplace and in the overall regulatory framework.

OTHER MATTERS

    ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1993, BellSouth adopted three new accounting standards issued by the Financial Accounting Standards Board. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires employers to accrue the cost of providing postretirement benefits other than pensions during the period employees are expected to earn the benefit. BellSouth is recognizing the related transition benefit obligation over 15 years. As a result of the adoption of SFAS No. 106, operating expenses in 1993 were $38 higher than they would have been using the former accounting method. Accordingly, net income was reduced by approximately $23 ($.05 per share) (see Note H).

    SFAS No. 109, "Accounting for Income Taxes," requires companies to compute deferred income taxes using a liability approach rather than the deferred method previously required under Accounting Principles Board Opinion No. 11. The adoption of SFAS No. 109 did not materially affect tax expense or net income for 1993 (see Note M).

    SFAS No. 112, "Employers' Accounting for Postemployment Benefits," requires employers to accrue the cost of postemployment benefits provided to former or inactive employees after employment but before retirement. A one-time charge of $67.4 ($.14 per share), net of a deferred tax benefit of $42.5, related to the adoption of SFAS No. 112 was recognized as an accounting change (see Note H).

    Other pronouncements have been issued by authoritative accounting bodies but not yet adopted by BellSouth. The adoption of such standards in future periods, where required, is not expected to have a material impact on BellSouth's operating results and financial condition.

    ENVIRONMENTAL ISSUES. BellSouth is subject to a number of environmental matters as a result of the operations of its subsidiaries and shared liability provisions in the Plan of Reorganization, related to the Modification of Final Judgment. As a result, BellSouth expects that it will be required to expend funds to remedy certain facilities, including those Superfund sites for which BellSouth has been named as a potentially responsible party and also for the remediation of sites with underground fuel storage tanks and other expenses associated with environmental compliance. At December 31, 1993, BellSouth's recorded liability related primarily to remediation of these sites was $35.5.

    BellSouth continually monitors its operations with respect to potential environmental issues, including changes in legally mandated standards and remediation technologies. BellSouth's recorded liability reflects those specific issues where remediation activities are currently deemed to be probable and where the cost of remediation is estimable. BellSouth continues to believe that expenditures in connection with additional remedial actions under the current environmental protection laws or related matters will not have a material impact on BellSouth's operating results or financial condition.

    SUBSEQUENT EVENTS. During the first quarter of 1994, BellSouth sold its 36% interest in the cellular telephone business in Guadalajara, Mexico. As a result, a gain of $67.5 ($.14 per share) was recognized. In the same period, BellSouth Communication Systems, Inc., a wholly-owned subsidiary, also entered into an agreement to sell its customer premise equipment sales and service operations outside the nine-state region served by BellSouth Telecommunications. The transaction is expected to close by the end of April 1994.

                              REPORT OF MANAGEMENT

To the Shareholders of BellSouth Corporation:

    These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by Coopers & Lybrand, independent accountants, whose report is contained herein.

    The integrity and objectivity of the data in the financial statements including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

    Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, Coopers & Lybrand completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand's recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that as of December 31, 1993, the system of internal controls was adequate to accomplish the objectives discussed herein.

    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and has designated an officer as Vice President-Corporate Responsibility and Compliance, reporting directly to the Chairman of the Board.

John L. Clendenin                                Ronald M. Dykes
CHAIRMAN OF THE BOARD                            VICE PRESIDENT AND COMPTROLLER
AND CHIEF EXECUTIVE OFFICER

February 3, 1994

                       AUDIT COMMITTEE CHAIRMAN'S LETTER

    Through January 31, 1994, the Audit Committee of the Board of Directors consisted of four Directors who are neither officers nor employees of BellSouth Corporation (for a discussion of the reorganization of the committees of the Board effective February 1, 1994, including the Audit Committee, see BellSouth's 1994 Proxy Statement). Information as to these persons, as well as the scope of duties of the Audit Committee, is provided in the Proxy Statement. The Audit Committee met five times during 1993 and reviewed with the Chief Corporate Auditor, Coopers & Lybrand and management the various audit activities and plans, together with the results of selected internal audits. The Audit Committee also reviewed the financial reporting process and the adequacy of internal controls. The Audit Committee recommends, subject to shareholder ratification, the appointment of the independent public accountants and considers factors relating to their independence. The Chief Corporate Auditor and Coopers & Lybrand met privately with the Audit Committee on occasion to encourage confidential discussions as to any auditing matters.

                                          Thomas R. Williams
                                          CHAIRMAN, AUDIT COMMITTEE
January 31, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation
Atlanta, Georgia

    We have audited the accompanying consolidated balance sheets of BellSouth Corporation as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of BellSouth's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BellSouth Corporation as of December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Notes H and M to the consolidated financial statements, BellSouth changed its method of accounting for postretirement benefits other than pensions, postemployment benefits, and income taxes in 1993.

                                          Coopers & Lybrand
Atlanta, Georgia
February 3, 1994

                             BELLSOUTH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                              1993        1992        1991
                                                                            --------    --------    --------
Operating Revenues:
  Network and Related Services
    Local service.......................................................    $6,577.3    $6,236.0    $5,846.2
    Interstate access...................................................     2,991.2     2,945.6     2,858.1
    Intrastate access...................................................       881.9       871.8       866.7
    Toll................................................................     1,219.5     1,248.8     1,373.7
  Directory advertising and publishing..................................     1,515.4     1,459.8     1,426.3
  Wireless communications...............................................     1,553.4     1,195.6       774.5
  Other services........................................................     1,141.6     1,244.0     1,300.0
                                                                            --------    --------    --------
      Total Operating Revenues..........................................    15,880.3    15,201.6    14,445.5
                                                                            --------    --------    --------
Operating Expenses:
  Cost of services and products.........................................     5,865.1     5,681.3     5,739.2
  Depreciation..........................................................     3,103.8     3,032.2     2,965.4
  Selling, general and administrative...................................     3,487.9     3,327.4     2,931.2
  Restructuring charge (Note K).........................................     1,136.4       --          --
                                                                            --------    --------    --------
      Total Operating Expenses..........................................    13,593.2    12,040.9    11,635.8
                                                                            --------    --------    --------
Operating Income........................................................     2,287.1     3,160.7     2,809.7
Interest Expense (Note L)...............................................       689.0       746.4       802.1
Other Income, net (Note L)..............................................         7.6       177.6       252.7
                                                                            --------    --------    --------
Income Before Income Taxes, Extraordinary Loss and Cumulative Effect of
 Change in Accounting Principle.........................................     1,605.7     2,591.9     2,260.3
Provision for Income Taxes (Note M).....................................       571.6       933.5       753.4
                                                                            --------    --------    --------
Income Before Extraordinary Loss and Cumulative Effect of Change in
 Accounting Principle...................................................     1,034.1     1,658.4     1,506.9
Extraordinary Loss on Early Extinguishment of Debt,
 net of tax (Note E)....................................................       (86.6)      (40.7)      --
Cumulative Effect of Change in Accounting Principle, net of tax (Note
 N).....................................................................       (67.4)      --          (35.4)
                                                                            --------    --------    --------
      Net Income........................................................    $  880.1    $1,617.7    $1,471.5
                                                                            --------    --------    --------
                                                                            --------    --------    --------
Weighted Average Common Shares Outstanding..............................       496.1       490.8       484.3
Dividends Declared Per Common Share.....................................    $ 2.76      $ 2.76      $ 2.76
Earnings Per Share:
  Income Before Extraordinary Loss and Cumulative Effect of Change in
   Accounting Principle.................................................    $ 2.08      $ 3.38      $ 3.11
  Extraordinary Loss on Early Extinguishment of Debt,
   net of tax...........................................................      (.17  )     (.08  )      --
  Cumulative Effect of Change in Accounting Principle, net of tax.......      (.14  )      --         (.07  )
                                                                            --------    --------    --------
      Net Income........................................................    $ 1.77      $ 3.30      $ 3.04
                                                                            --------    --------    --------
                                                                            --------    --------    --------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                                                     DECEMBER 31,
                                                                                                  1993         1992
                                                                                               -----------  -----------
ASSETS
Current Assets:
  Cash and cash equivalents..................................................................  $     501.5  $     265.5
  Temporary cash investments.................................................................         49.0         80.6
  Accounts receivable, net of allowance for uncollectibles of $149.6 and
   $123.0....................................................................................      2,985.2      2,692.5
  Material and supplies......................................................................        418.7        430.6
  Other current assets.......................................................................        364.6        201.8
                                                                                               -----------  -----------
                                                                                                   4,319.0      3,671.0
                                                                                               -----------  -----------
Investments and Advances (Note B)............................................................      2,039.4      1,087.1
                                                                                               -----------  -----------
Property, Plant and Equipment, net (Note C)..................................................     24,667.8     24,272.6
                                                                                               -----------  -----------
Deferred Charges and Other Assets............................................................        512.2        630.2
                                                                                               -----------  -----------
Intangible Assets, net.......................................................................      1,334.9      1,801.8
                                                                                               -----------  -----------
    Total Assets.............................................................................  $  32,873.3  $  31,462.7
                                                                                               -----------  -----------
                                                                                               -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Debt maturing within one year (Note E).....................................................  $   1,838.6  $   1,634.6
  Accounts payable...........................................................................        979.0      1,077.2
  Other current liabilities (Note D).........................................................      2,943.8      2,310.4
                                                                                               -----------  -----------
                                                                                                   5,761.4      5,022.2
                                                                                               -----------  -----------
Long-Term Debt (Note E)......................................................................      7,380.7      7,359.7
                                                                                               -----------  -----------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes..........................................................      3,465.3      3,715.8
  Unamortized investment tax credits.........................................................        515.9        604.3
  Other liabilities and deferred credits (Note F)............................................      2,255.8        962.1
                                                                                               -----------  -----------
                                                                                                   6,237.0      5,282.2
                                                                                               -----------  -----------
Shareholders' Equity:
  Common stock, $1 par value (1,100,000,000 shares authorized; 496,086,984 and 493,793,166
   shares outstanding at December 31, 1993 and 1992, respectively) (Note G)..................        501.6        493.8
  Paid-in capital............................................................................      8,009.4      7,609.6
  Retained earnings..........................................................................      5,919.3      6,395.4
  Shares held in trust (Note G)..............................................................       (292.6)     --
  Guarantee of ESOP debt (Notes G and H).....................................................       (643.5)      (700.2)
                                                                                               -----------  -----------
                                                                                                  13,494.2     13,798.6
                                                                                               -----------  -----------
    Total Liabilities and Shareholders' Equity...............................................  $  32,873.3  $  31,462.7
                                                                                               -----------  -----------
                                                                                               -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN MILLIONS)

                                                                                AMOUNT
                                        NUMBER OF      ---------------------------------------------------------
                                         SHARES                                               SHARES
                                     ---------------                                           HELD     GUARANTEE
                                     COMMON  TREASURY   PAR    PAID-IN   RETAINED   TREASURY    IN      OF ESOP
                                     STOCK    STOCK    VALUE   CAPITAL   EARNINGS    STOCK     TRUST      DEBT
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1990.......   481.9      4.7   $486.6  $7,222.8  $5,959.8   $(191.7)  $ --      $  (811.1)
Net income.........................                                       1,471.5
Dividends declared.................                                      (1,336.9)
Shares issued under Shareholder
 Dividend Reinvestment and Stock
 Purchase Plan.....................     4.5     (3.0)     1.5      96.9               124.5
Shares issued and activity
 associated with various employee
 benefit plans.....................      .3      (.1)      .2       6.3       3.6       2.1
Reduction of ESOP debt and other
 related activities................                                          14.8                           54.0
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1991.......   486.7      1.6    488.3   7,326.0   6,112.8     (65.1)    --        (757.1)
Net income.........................                                       1,617.7
Dividends declared.................                                      (1,356.3)
Shares issued under Shareholder
 Dividend Reinvestment and Stock
 Purchase Plan.....................     6.3     (1.2)     5.1     262.3                50.2
Shares issued and activity
 associated with various employee
 benefit plans and other
 activities........................      .8      (.4)      .4      21.3       6.4      14.9
Reduction of ESOP debt and other
 related activities................                                          14.8                           56.9
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1992.......   493.8    --       493.8   7,609.6   6,395.4     --        --        (700.2)
Net income.........................                                         880.1
Dividends declared.................                                      (1,368.8)
Shares issued under Shareholder
 Dividend Reinvestment and Stock
 Purchase Plan.....................     1.6               1.6      81.0
Shares issued and activity
 associated with various employee
 benefit plans and other
 activities........................      .7                .7      31.7
Shares issued to grantor trusts....     5.5               5.5     287.1                        (292.6)
Reduction of ESOP debt and other
 related activities................                                          12.6                           56.7
                                     ------  -------   ------  --------  --------   -------   -------   --------
Balance at December 31, 1993.......   501.6    --      $501.6  $8,009.4  $5,919.3    $  --    $(292.6)  $ (643.5)
                                     ------  -------   ------  --------  --------   -------   -------   --------
                                     ------  -------   ------  --------  --------   -------   -------   --------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                      1993          1992          1991
                                                                   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................  $     880.1   $   1,617.7   $   1,471.5
Adjustments to net income:
  Depreciation...................................................      3,103.8       3,032.2       2,965.4
  Amortization of intangibles....................................         58.4          67.8          50.9
  Restructuring Charge...........................................      1,136.4       --            --
  Provision for losses on bad debts..............................        197.8         195.5         197.1
  Deferred income taxes and unamortized investment tax credits...       (633.2)       (138.7)       (422.6)
  Pension expense in excess of funding...........................        120.7         165.7         143.6
  Summary tax assessment settlement..............................      --               90.9       --
  Noncash compensation expense related to ESOP benefits..........         23.2          27.1          28.5
  Undistributed earnings of unconsolidated affiliates............        (11.0)        (76.7)       (132.3)
  Dividends received from unconsolidated affiliates..............        199.9         124.6          94.9
  Extraordinary loss on early extinguishment of debt.............        145.4          70.7       --
  Change in accounting principle, net of tax.....................         67.4       --               35.4
  Gain on sale of operations.....................................         (6.5)      --              (14.0)
  Allowance for funds used during construction...................        (23.7)        (15.3)        (18.1)
  Net change in accounts receivable..............................       (501.7)       (302.4)       (288.0)
  Net change in material and supplies............................        (98.0)       (156.1)        (64.5)
  Net change in accounts payable and other current liabilities...        (13.6)        148.7          31.2
  Net change in deferred charges and other assets................        101.5         139.3         122.6
  Net change in other liabilities and deferred credits...........         46.3          29.5         131.2
  Other reconciling items, net...................................         (7.0)        (73.7)         57.1
                                                                   -----------   -----------   -----------
    Net cash provided by operating activities....................      4,786.2       4,946.8       4,389.9
                                                                   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.............................................     (3,485.9)     (3,189.3)     (3,102.4)
Proceeds from disposals of property, plant and equipment.........        156.0         139.5         112.7
Proceeds from disposition of short-term investments..............        147.9         188.5         363.0
Purchase of short-term investments...............................       (116.3)       (167.5)       (286.0)
Investment acquisitions..........................................      --              (53.8)       (702.2)
Investment dispositions..........................................        105.2       --            --
Investments in/advances to unconsolidated affiliates.............       (319.5)       (562.5)       (126.0)
Proceeds from repayment of loans and advances....................         77.2         178.5            .7
Other investing activities, net..................................           .5        (125.2)        (36.2)
                                                                   -----------   -----------   -----------
    Net cash used for investing activities.......................     (3,434.9)     (3,591.8)     (3,776.4)
                                                                   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings..............................     16,289.9      13,541.0      15,285.5
Repayments of short-term borrowings..............................    (15,856.4)    (13,770.3)    (14,774.3)
Proceeds of long-term debt.......................................      2,963.3         675.0         193.3
Repayment of long-term debt......................................     (3,131.3)       (801.3)       (169.3)
Payment of call premium..........................................        (99.7)        (33.4)      --
Payment of capital lease obligations.............................        (12.2)        (15.5)        (20.9)
Proceeds from issuing common and treasury shares.................         38.5          70.2          33.6
Dividends paid...................................................     (1,307.4)     (1,082.5)     (1,124.7)
                                                                   -----------   -----------   -----------
    Net cash used for financing activities.......................     (1,115.3)     (1,416.8)       (576.8)
                                                                   -----------   -----------   -----------
Net Increase/(Decrease) in Cash and Cash Equivalents.............        236.0         (61.8)         36.7
Cash and Cash Equivalents at Beginning of Period.................        265.5         327.3         290.6
                                                                   -----------   -----------   -----------
Cash and Cash Equivalents at End of Period.......................  $     501.5   $     265.5   $     327.3
                                                                   -----------   -----------   -----------
                                                                   -----------   -----------   -----------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (Dollars in Millions, Except Per Share Amounts)

NOTE A -- ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of BellSouth Corporation ("BellSouth") and subsidiaries in which it has a controlling financial interest. BellSouth operates predominantly in the telecommunications service industry. BellSouth Telecommunications, Inc. ("BellSouth Telecommunications"), BellSouth's largest subsidiary, provides primarily regulated telephone services. Investments in certain partnerships, joint ventures and subsidiaries are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated, except as otherwise required under generally accepted accounting principles applicable to regulated entities. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

    BASIS OF ACCOUNTING. BellSouth's consolidated financial statements have been prepared in accordance with generally accepted accounting principles, including the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." Where appropriate, SFAS No. 71 gives accounting recognition to the actions of regulators. Such actions can provide reasonable assurance of the existence of an asset, reduce or eliminate the value of an asset or impose or eliminate a liability on a regulated entity.

    CASH AND CASH EQUIVALENTS. BellSouth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments on the consolidated balance sheets.

    PROPERTY, PLANT AND EQUIPMENT. The investment in property, plant and equipment is stated at original cost. Depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. Depreciation expense also includes amortization of certain classes of telephone plant and identified depreciation reserve deficiencies over periods allowed by regulatory authorities. When depreciable plant is disposed of, the original cost, less net salvage value, is charged to accumulated depreciation. The cost of property, plant and equipment other than that of BellSouth Telecommunications is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of other non-operating income.

    MATERIAL AND SUPPLIES. New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

    INVESTMENTS AND ADVANCES. Investments and advances substantially consist of investments in, and advances to, affiliated companies. Also included in this caption are other long-term investments.

    INTANGIBLE ASSETS. Intangible assets substantially consist of the excess consideration paid over net assets acquired in business combinations. Also included in this caption are acquired licenses and customer lists. Intangible assets are being amortized using the straight-line and sum-of-the-years' digits methods over periods of benefit. Such periods do not exceed 40 years. Amortization of such intangibles was $58.4, $67.8 and $50.9, for the years ended December 31, 1993, 1992 and 1991, respectively. At December 31, 1993 and 1992, accumulated amortization of intangibles was $169.2 and $197.9, respectively (see Note B).

    MAINTENANCE  AND REPAIRS.   The  cost of  maintenance and  repairs of plant,
including  the  cost  of  replacing   minor  items  not  effecting   substantial
betterments, is charged to operating expenses.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE A -- ACCOUNTING POLICIES (CONTINUED)

    REVENUE RECOGNITION. Revenues are recognized when earned. Certain revenues derived from local telephone and wireless access services are billed monthly in advance and are recognized the following month when services are provided. Directory advertising and publishing revenues and related directory costs are recognized upon publication of directories, except where regulatory authorities recognize different treatment. Revenues derived from other telecommunications services, principally network access, toll and cellular airtime usage are recognized monthly as services are provided.

    ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION. Regulatory authorities allow BellSouth Telecommunications to accrue interest as a cost of constructing certain plant and as an item of income (interest charged construction). Such income is not realized in cash currently but will be realized over the service life of the related plant as the resulting higher depreciation expense and plant investment are recovered in the form of increased revenues.

    INCOME TAXES. Effective January 1, 1993, BellSouth adopted SFAS No. 109, "Accounting for Income Taxes." In accordance with the standard, the balance sheet reflects deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the balance sheet in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes. Prior to 1993, BellSouth accounted for income taxes under the provisions of Accounting Principles Board Opinion No. 11.

    For financial reporting purposes, BellSouth Telecommunications is amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

    EARNINGS PER SHARE. Earnings per common share are computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding during each year.

NOTE B -- INVESTMENTS AND ADVANCES

    Investments and Advances consist primarily of BellSouth's investment in unconsolidated affiliates accounted for under the equity method. The total of such investments was $1,806.7 and $740.1 at December 31, 1993 and 1992, respectively. Investments and Advances increased approximately $1,000 from December 31, 1992 as a result of a reclassification of amounts previously reported as Intangible Assets and the adoption of SFAS No. 109. Earnings related to investments accounted for under the equity method totaled $11.0, $76.7 and $132.3 for the three years ended December 31, 1993, 1992 and 1991, respectively, and are reported as a component of Other Income. The most significant of these equity method investments are BellSouth's various domestic cellular properties, a business venture with RAM Broadcasting Corporation ("RBC"), Optus Communications Pty. Ltd. ("Optus") and certain investments in international cellular properties.

    DOMESTIC  CELLULAR.    BellSouth's  domestic  cellular  investments  consist
primarily of a 60% non-controlling financial interest in the Los Angeles Cellular Telephone Company and a 43.75% interest in the Houston Cellular Telephone Company. At December 31, 1993, BellSouth's investment in the above mentioned entities exceeded the underlying book value of the investees' net assets by $965.0. The excess of consideration paid over net assets acquired along with other intangible assets are being amortized using either straight line or accelerated methods over periods of benefit which do not exceed 40 years.

    RBC. In January 1992, BellSouth and RBC formed a business venture to own and operate certain mobile data communications networks worldwide as well as certain cellular and paging operations in the United States. The mobile data portion of the venture gives BellSouth a 49% interest in the United States

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE B -- INVESTMENTS AND ADVANCES (CONTINUED)
mobile data operations, which is operated by RBC, and the following interests in the foreign mobile data operations of the venture: Australia 90%, The Netherlands 72%, Belgium 72%, United Kingdom 37.5% and France 11.25%. In addition, BellSouth has a 50% interest in the domestic paging segment of the venture.

    OPTUS. BellSouth is a 24.5% participant in Optus, an international consortium which provides a full spectrum of telecommunications services in Australia, including switched network and enhanced services, wireless and satellite based services.

    INTERNATIONAL CELLULAR. During December 1993, BellSouth increased its ownership interest in TelCel Cellular C.A. ("TelCel"), a cellular telephone company providing service to all major cities in Venezuela, from 44% to 53.26%. BellSouth accounts for its investment in TelCel using the equity method because the company does not control the requisite voting percentage required to control Board decisions or the outcome of ordinary matters requiring shareholder approval. BellSouth is approximately a 21% participant in the E-Plus Mobilfunk consortium, which, during 1993, became the successful bidder for the second private German GSM PCN license.

    OTHER INVESTMENT ACTIVITY. During 1993 and 1992, BellSouth made several small acquisitions principally related to its cellular telephone business. The results of operations have been included in the consolidated financial statements from their respective dates of acquisition. The effect of these
acquisitions  on  BellSouth's  consolidated   results  of  operations  was   not
significant.  All  acquisitions  were  recorded  using  the  purchase  method of accounting. The purchase price in excess of the underlying fair value of identifiable net assets acquired will be amortized over a period not to exceed 40 years. In addition, during 1993, BellSouth disposed of minor investments in various portions of its business. The effect of these dispositions on BellSouth's consolidated results of operations was not significant. BellSouth has other investments that are accounted for using the cost method in addition to various advances to affiliated companies.

    In December 1993, BellSouth entered into a credit agreement with Prime South Diversified, Inc. ("Prime South Diversified"), which indirectly wholly owns Community Cable TV, a Las Vegas cable operation managed by Prime Cable, to provide up to $250 in financing. The loan transaction closed in January 1994 with funding of an initial advance of $135. The loan is collateralized by the stock of Prime South Diversified and its wholly-owned subsidiary, Prime South Holdings, Inc. ("Prime South Holdings"). The loan, which bears a variable rate of 10% to 11%, matures in 2001. In connection with the credit agreement, BellSouth entered into option agreements with the shareholders of Prime South Diversified to acquire the stock of Prime South Diversified and Prime South Holdings at various dates over the term of the loan. Concurrent with the credit agreement, BellSouth Enterprises entered into an agreement to acquire a 22.5% interest in Prime Cable's management company, which provides management services to five affiliated cable systems nationwide. Closing of this transaction is expected in late 1994, subject to regulatory approval. This agreement also grants BellSouth the option to acquire the remaining interest of the management company over the loan period.

    SUBSEQUENT EVENT. During the first quarter of 1994, BellSouth disposed of its 36% interest in the cellular telephone business in Guadalajara, Mexico. As a result, a gain of $67.5 was recognized.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE C -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is summarized as follows at December 31:

                                                                                        1993         1992
                                                                                     -----------  -----------
Outside plant......................................................................  $  18,595.7  $  17,813.5
Central office equipment...........................................................     14,668.0     13,893.9
Building and building improvements.................................................      2,954.4      2,785.5
Furniture and fixtures.............................................................      2,362.6      2,211.5
Operating and other equipment......................................................      2,006.8      1,708.3
Station equipment..................................................................        631.4        612.9
Plant under construction...........................................................        497.2        516.5
Land...............................................................................        175.9        173.3
Capital leases.....................................................................         62.4         70.0
Other..............................................................................         20.4         15.5
                                                                                     -----------  -----------
                                                                                        41,974.8     39,800.9
    Less: Accumulated depreciation.................................................     17,307.0     15,528.3
                                                                                     -----------  -----------
    Total Property, Plant and Equipment, net.......................................  $  24,667.8  $  24,272.6
                                                                                     -----------  -----------
                                                                                     -----------  -----------

NOTE D -- OTHER CURRENT LIABILITIES
    Other current liabilities are summarized as follows at December 31:

                                                                                        1993        1992
                                                                                     ----------  ----------
Restructuring accrual..............................................................  $    513.4    $  --
Taxes accrued......................................................................       492.1       413.9
Advanced billing and customer deposits.............................................       476.2       470.7
Dividends payable..................................................................       346.1       340.7
Salaries and wages payable.........................................................       338.3       313.8
Compensated absences...............................................................       332.6       319.5
Interest and rents accrued.........................................................       250.2       293.9
Other..............................................................................       194.9       157.9
                                                                                     ----------  ----------
    Total Other Current Liabilities................................................  $  2,943.8  $  2,310.4
                                                                                     ----------  ----------
                                                                                     ----------  ----------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE E -- DEBT

    DEBT MATURING WITHIN ONE YEAR: Debt maturing within one year is summarized as follows at December 31:

DESCRIPTION                                                                   1993        1992        1991
- -------------------------------------------------------------------------  ----------  ----------  ----------
Notes Payable:
  Bank loans.............................................................  $     88.7  $    196.0  $    238.7
  Commercial paper.......................................................     1,536.1     1,066.6     1,280.4
                                                                           ----------  ----------  ----------
                                                                              1,624.8     1,262.6     1,519.1
Current maturities of long-term debt.....................................       213.8       372.0       216.4
                                                                           ----------  ----------  ----------
    Total................................................................  $  1,838.6  $  1,634.6  $  1,735.5
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------

DESCRIPTION
- -------------------------------------------------------------------------
Bank Loans:
  Maximum amount outstanding during the period...........................  $  191.3   $  287.6   $  608.5
  Average amount outstanding during the period (a).......................  $  157.3   $  223.6   $  194.1
  Weighted average interest rate at end of period........................    3.77  %    4.11  %    7.78  %
  Weighted average interest rate during the period (b)...................    3.85  %    5.84  %    7.52  %
Commercial Paper:
  Maximum amount outstanding during the period...........................  $1,786.9   $1,569.5   $1,376.0
  Average amount outstanding during the period (a).......................  $1,332.4   $1,049.3   $  892.6
  Weighted average interest rate at end of period........................    3.30  %    3.57  %    5.14  %
  Weighted average interest rate during the period (b)...................    3.20  %    3.86  %    5.94  %

- ------------------------

(a) Determined by computing the average face amount of daily ending balances in each category.

(b) Determined by dividing the average daily face amount described in (a) into aggregate related interest expense.

    BellSouth has committed credit lines aggregating $1,375.6 with various banks. There were borrowings under the committed lines totaling $48.4 at December 31, 1993. BellSouth also maintains uncommitted lines of credit of $665.0. At December 31, 1993, borrowings under the uncommitted lines totaled $72.0. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE E -- DEBT (CONTINUED)

    LONG-TERM: Long-term debt consists primarily of debentures and notes issued by BellSouth Telecommunications. Interest rates and maturities of the amounts outstanding are summarized as follows at December 31:

                                                   INTEREST RATES       MATURITIES       1993        1992
                                                 -------------------  --------------  ----------  ----------
BellSouth Telecommunications Debentures:            3 1/4% -  6 7/8%     1995 - 2033  $  1,270.0  $    605.0
                                                    7 3/8% -  8 1/4%     1999 - 2033     1,935.0     3,335.0
                                                    8 1/2% - 10 3/8%     2001 - 2029     1,400.0     2,375.0
                                                                                      ----------  ----------
                                                                                         4,605.0     6,315.0
BellSouth Telecommunications Notes.............        5 1/4% -   7%     1998 - 2008     1,875.0      --
Guarantee of ESOP debt.........................       9.125% - 9.19%            2003       693.9       734.6
BellSouth Capital Funding Corporation Notes....        4.02% - 9.50%     1994 - 1999       200.9       159.9
Capital leases and other.......................                                             68.5       203.2
Unamortized discount, net of premium...........                                            (62.6)      (53.0)
                                                                                      ----------  ----------
    Total Long-Term Debt.......................                                       $  7,380.7  $  7,359.7
                                                                                      ----------  ----------
                                                                                      ----------  ----------

    Maturities of long-term debt outstanding at December 31, 1993 are summarized below:

                                     1994       1995       1996       1997       1998     THEREAFTER    TOTAL
                                   ---------  ---------  ---------  ---------  ---------  ----------  ----------
Maturities.......................  $   213.8  $   127.8  $    66.1  $   141.1  $   764.2  $  6,344.1  $  7,657.1
                                   ---------  ---------  ---------  ---------  ---------  ----------  ----------
                                   ---------  ---------  ---------  ---------  ---------  ----------  ----------

    As further discussed in Note H, BellSouth incorporated an Employee Stock Ownership Plan ("ESOP") feature into certain of its existing savings plans. In 1990, the ESOP trusts (the "Trusts") borrowed $850.0 aggregate principal amount through the issuance of amortizing notes. Although the obligations are owed by the Trusts, they are guaranteed by BellSouth and thus are reflected as an addition to long-term debt and a reduction to shareholders' equity. The Trusts service the debt with contributions from BellSouth and dividends paid on the shares held by the Trusts. As the ESOP obligations are repaid, the amount guaranteed decreases and long-term debt is reduced accordingly.

    Notes issued by BellSouth Capital Funding Corporation ("Capital Funding") are used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BellSouth Telecommunications. BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest on Capital Funding's debt securities.

    During 1993 and 1992, BellSouth Telecommunications refinanced certain long-term debt issues at more favorable interest rates. As a result of the early extinguishment of these issues, charges of $86.6 ($.17 per share), net of taxes of $58.8, and $40.7 ($.08 per share), net of taxes of $30.0, were recognized as extraordinary losses in 1993 and 1992, respectively.

    At December 31, 1993, shelf registration statements had been filed with the Securities and Exchange Commission by BellSouth Telecommunications and Capital Funding under which $725.0 and $1,050.3, respectively, additional amount of debt securities could be offered.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE F -- OTHER LIABILITIES AND DEFERRED CREDITS
    Other liabilities and deferred credits is summarized as follows at December 31:

                                                                                          1993        1992
                                                                                       ----------  ----------
Restructuring accrual (see Note K)...................................................  $    570.0  $   --
Accrued pension cost.................................................................       565.5       444.8
Regulatory liability related to income taxes (see Note M)............................       378.9      --
Compensation related.................................................................       318.5       242.2
Minority interests...................................................................       123.6        88.4
Postemployment benefits (see Note H).................................................       121.4      --
Other................................................................................       177.9       186.7
                                                                                       ----------  ----------
    Total Other Liabilities and Deferred Credits.....................................  $  2,255.8  $    962.1
                                                                                       ----------  ----------
                                                                                       ----------  ----------

NOTE G -- SHAREHOLDERS' EQUITY

    PREFERRED STOCK AUTHORIZED. BellSouth's Articles of Incorporation authorize 100 million shares of cumulative First Preferred Stock having a par value of $1 per share, of which 30 million shares have been reserved and designated Series A for possible issuance under BellSouth's Shareholder Rights Plan. As of December 31, 1993, no preferred shares had been issued.

    SHAREHOLDER RIGHTS PLAN. In 1989, BellSouth adopted a Shareholder Rights Plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-hundredth of a share of Series A First Preferred Stock for $175 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 25% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire after ten years.

    GUARANTEE OF EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") DEBT. Financial reporting practices require that the amount equivalent to BellSouth's guarantee of the amortizing notes issued by its ESOP trusts be presented as a reduction to shareholders' equity, as well as an increase to debt. The amount recorded as a decrease in shareholders' equity represents the value of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. As the ESOP notes are repaid, the amount of debt guaranteed decreases, and Shareholders' Equity increases accordingly (see Notes E and H).

    SHARES HELD IN TRUST. During 1993, BellSouth issued shares to grantor trusts to provide partial funding for the benefits payable under certain non-qualified benefit plans. The trusts are irrevocable and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1993, the assets held in the trusts consist of cash and 5,464,920 shares of BellSouth common stock.

    The total cost of the BellSouth shares as of the date of funding the trusts is included in Common Stock and Paid-In Capital; however, because the shares held in trust are not considered outstanding for financial reporting purposes, the shares are reflected separately as Shares Held in Trust, a reduction to Shareholders' Equity. Accordingly, there is no earnings per share impact. As the plan benefits are paid from the trusts, Shareholders' Equity will increase accordingly.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS

    PENSION PLANS. Substantially all employees of BellSouth are covered by noncontributory defined benefit pension plans. The plan covering non-represented employees prior to July 1993, provided a benefit based on years of credited service and employees' average compensation for a specified period. Effective July 1993, BellSouth converted this plan to a cash balance plan where the pension benefit is determined by a combination of compensation-based service and additional credits, and individual account-based interest credits. The new cash balance plan is subject to a minimum benefit determined under the prior plan's formula for employees retiring through 2005. The December 31, 1993 projected benefit obligation assumes interest and additional credits greater than the minimum levels specified in the written plan. The conversion of the non-represented pension plan had no material impact on 1993 pension cost. The estimated impact on 1994 projected pension cost will be a reduction of $65. Pension benefits provided for represented employees are based on specified benefit amounts and years of service. Consistent with past practice, this plan includes the effect of future bargained-for improvements.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all pension benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Pension plan assets consist primarily of equity securities and fixed income investments.

    The components of net periodic pension cost are summarized below:

                                                                           1993         1992         1991
                                                                        -----------  -----------  -----------
Service cost -- benefits earned during the year.......................  $     265.8  $     262.4  $     242.9
Interest cost on projected benefit obligation.........................        774.8        751.8        719.8
Actual return on plan assets..........................................     (1,734.9)      (686.2)    (2,200.9)
Net amortization and deferral.........................................        816.0       (160.2)     1,382.0
                                                                        -----------  -----------  -----------
    Net periodic pension cost.........................................  $     121.7  $     167.8  $     143.8
                                                                        -----------  -----------  -----------
                                                                        -----------  -----------  -----------

    The  following table sets forth  the funded status of  the plans at December
31:

                                                                                       1993          1992
                                                                                   ------------  ------------
Actuarial present value of:
  Vested benefit obligation......................................................  $    7,705.3  $    7,123.9
                                                                                   ------------  ------------
                                                                                   ------------  ------------
  Accumulated benefit obligation.................................................  $    8,819.6  $    8,219.0
                                                                                   ------------  ------------
                                                                                   ------------  ------------
  Projected benefit obligation...................................................  $   10,644.3  $   10,271.6
Plan assets at market value......................................................      13,173.0      11,901.7
                                                                                   ------------  ------------
Plan assets in excess of projected benefit obligation............................       2,528.7       1,630.1
Unrecognized net gain due to past experience different from assumptions made.....      (2,503.2)     (1,775.1)
Unrecognized prior service cost..................................................        (398.5)        (86.4)
Unrecognized net asset at transition.............................................        (192.5)       (213.4)
                                                                                   ------------  ------------
    Accrued pension cost.........................................................  $     (565.5) $     (444.8)
                                                                                   ------------  ------------
                                                                                   ------------  ------------

    The projected benefit obligation for 1993 and 1992 was determined using a discount rate of 7.5% and 7.75%, respectively, and, for both years an expected long-term rate of return on plan assets of 8% and a long-term assumed weighted average rate of compensation increase of 5.7%. Other economic related benefit assumptions, for both the non-represented and the represented plans, have been changed to reflect both past experience and management's best estimate of future benefit increases. In the aggregate, the assumption changes will have the impact of reducing the projected 1994 pension cost by $20.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)

    In 1991, BellSouth offered an early retirement option to non-represented employees. Approximately 3,100 employees elected to retire under this option, which allowed the employee to accept the present value of their pension benefit as a lump-sum payment and to receive a special payment equivalent to 5% of base pay times full years of service (not to exceed 100% of base pay). The retirement option was accounted for in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." BellSouth recognized an expense of $68.6 in 1991 related to this option.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. BellSouth sponsors defined benefit postretirement health and life insurance plans for most of its non-represented and represented employees. Effective January 1, 1993, BellSouth adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," to account for these plans. BellSouth's transition benefit obligation of $1,486 will be amortized over 15 years, the average remaining service period of active plan participants. The accounting for the health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan. As a result of the adoption of SFAS No. 106, net income for 1993 was reduced by approximately $23 ($.05 per share).

    As of January 1993, the accumulated postretirement health benefit obligation for non-represented retirees is being funded over the average remaining service period of currently active non-represented employees. The accumulated postretirement benefit obligation for pre-January 1, 1990 represented retirees is being funded over a 10-year period, while the accumulated postretirement benefit obligation for all other represented retirees is being funded over the average remaining service period of currently active represented employees.

    Postretirement benefit cost for the year ending December 31, 1993 is composed of the following:

                                                                                         HEALTH       LIFE       TOTAL
                                                                                       -----------  ---------  ---------
Service cost -- benefits earned during the year......................................   $      30   $       9  $      39
Interest on accumulated postretirement benefit obligation............................         199          32        231
Actual return on plan assets.........................................................         (44)        (35)       (79)
Amortization of transition liability (asset).........................................         113         (13)       100
Other amortization and deferral, net.................................................          (9)        (10)       (19)
                                                                                            -----   ---------  ---------
    Postretirement benefit cost (income).............................................   $     289   $     (17) $     272
                                                                                            -----   ---------  ---------
                                                                                            -----   ---------  ---------

    Prior to 1993, BellSouth recognized the cost of providing postretirement benefits based on funded amounts. The cost of providing health and life benefits for both active and retired employees was $574.6 and $550.6 for 1992 and 1991, respectively.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)

    The following table sets forth the plans' funded status at December 31, 1993:

    Accumulated postretirement benefit obligation:

                                                                                  HEALTH      LIFE       TOTAL
                                                                                 ---------  ---------  ---------
Retirees.......................................................................  $   1,910  $     246  $   2,156
Fully eligible active plan participants........................................        350        194        544
Other active plan participants.................................................        631         68        699
                                                                                 ---------  ---------  ---------
                                                                                     2,891        508      3,399
Plan assets, primarily equity securities, at fair value........................        785        585      1,370
                                                                                 ---------  ---------  ---------
Accumulated postretirement benefit obligation in excess of (less than) plan
 assets........................................................................      2,106        (77)     2,029
Unrecognized net losses........................................................       (514)      (123)      (637)
Unrecognized transition (obligation) asset.....................................     (1,573)       183     (1,390)
                                                                                 ---------  ---------  ---------
    Accrued (Prepaid) postretirement benefit cost..............................  $      19  $     (17) $       2
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    The accrued (prepaid) postretirement benefit costs are included in Other Liabilities and Deferred Credits and Deferred Charges and Other Assets, respectively.

    For measurement purposes, an 11.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994; the rate is assumed to decrease gradually to 5% in 2007 and remains at that level. The health care cost trend rate assumption significantly affects the amounts reported. A one-percentage-point increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation by $171 and the estimated aggregate service and interest cost components of the
1993 postretirement benefit cost by $15. For purposes of valuing the postretirement life insurance obligation, a 5.7% rate of future increase in compensation at December 31, 1993 was used.

    The discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. After a 30% tax reduction for the non-represented employees' trust, the combined expected long-term rate of return on plan assets used was 8%. The impact of reducing the discount rate from 9% to 7.5% will increase 1994 postretirement benefit expense by approximately $30.

    Most regulatory jurisdictions have accepted BellSouth's SFAS No. 106 implementation plan. However, one state's commission is requiring a 20-year amortization of the transition benefit obligation and in another state there are pending issues, the outcome of which are not expected to have a material impact on recovery.

    EFFECT OF RESTRUCTURING ON PENSIONS AND POSTRETIREMENT BENEFITS. As a result of the restructuring, (see Note K), BellSouth recognized $88 of estimated net curtailment losses expected to impact BellSouth's pension and postretirement benefit plans. Of the amount recognized, $16 was realized in 1993.

    DEFINED CONTRIBUTION PLANS. BellSouth maintains several contributory savings plans which cover substantially all employees. The BellSouth Management Savings and Employee Stock Ownership Plan and the BellSouth Savings and Security Plan (collectively, the "ESOP Plans") cover the largest portion of the employees. Effective in 1990, a leveraged ESOP feature was incorporated into the ESOP plans. The shares that were purchased by the Trusts with proceeds from the ESOP notes (see Note E) are allocated to participants' accounts throughout the 13-year debt repayment period of the leveraged ESOP program as described below.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)

    BellSouth matches participants' eligible contributions to the respective Plans based on defined percentages determined annually by the Board of Directors. The match consists of BellSouth common shares that were purchased by the Trusts with proceeds from the ESOP notes, which shares are released for allocation as loan payments are made in accordance with ESOP guidelines, and that are purchased by the Trusts on the open market from time to time as required. BellSouth contributes an amount which, in addition to ESOP dividends, is sufficient to service the ESOP loan payments and to purchase any additional shares required to meet the match obligation.

    Effective with the incorporation of the ESOP feature into the Plans in 1990, BellSouth began recognizing expense attributable to the leveraged ESOPs based on the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt (Shares Allocated Method).

    BellSouth recognized ESOP expense in 1993, 1992 and 1991 as follows:

                                                                                 1993       1992       1991
                                                                               ---------  ---------  ---------
Compensation expense.........................................................  $    67.9  $    71.8  $    77.1
Interest expense.............................................................  $    39.9  $    40.5  $    40.5
Actual interest on ESOP notes................................................  $    69.5  $    72.4  $    74.8
Cash contributions, excluding dividends paid to the Trusts...................  $    84.9  $    84.3  $    90.7
Dividends paid to the Trusts, used for debt service..........................  $    43.6  $    43.7  $    43.5

    BellSouth also maintains certain other defined contribution plans for most other employees not covered by the ESOP plans. Company contributions, which are not included in the amounts above, were approximately $12.5, $8.8 and $2.0 in 1993, 1992 and 1991, respectively.

    POSTEMPLOYMENT BENEFITS. Effective January 1, 1993, BellSouth adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires employers to accrue the cost of postemployment benefits provided to former or inactive employees after employment but before retirement, including but not limited to worker's compensation, disability, and continuation of health care benefits. Previously, BellSouth used the cash method to account for such costs. A one-time charge related to adoption of SFAS No. 112 was recognized as a change in accounting principle, effective as of January 1, 1993. The charge was $67.4 ($.14 per share), net of a deferred tax benefit of $42.5. The effect of the change on BellSouth's 1993 operating results was not material. Future expense levels are dependent upon actual claim experience, but are not expected to differ materially from expense recognized under the former accounting method.

NOTE I -- EMPLOYEE STOCK OPTION PLAN

    The BellSouth Corporation Stock Option Plan provides for the grant of stock options and related stock appreciation rights ("SARs") to key employees, as determined by the Board of Directors, to purchase shares of BellSouth common stock within prescribed periods at prices equal to the fair market value on the date of grant. SARs entitle an optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the surrendered shares over the option price of such shares. Of the 3,654,142 shares covered by outstanding options under the plan at December 31, 1993, 489,590 were accompanied by SARs.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE I -- EMPLOYEE STOCK OPTION PLAN (CONTINUED)

    The following table summarizes the activity for stock options outstanding:

                                                      1993        1992        1991
                                                    ---------   ---------   ---------
Options Outstanding at January 1..................  3,436,724   3,101,490   2,414,328
Options Granted...................................   840,302     977,978     924,942
Options Exercised.................................  (569,508)   (590,953)   (193,065)
Options Cancelled/Forfeited.......................  (53,376)    (51,791)    (44,715)
Options Outstanding at December 31................  3,654,142   3,436,724   3,101,490
Option Prices per Common
 Share:
                                                    $50.69 -    $48.38 -    $39.63 -
  Granted.........................................    $62.19      $58.25      $58.25
                                                    $22.76 -    $22.76 -    $22.76 -
  Exercised.......................................    $58.25      $45.56      $41.82
                                                    $32.34 -    $37.38 -    $32.34 -
  Cancelled/Forfeited.............................    $58.25      $58.25      $58.25
                                                    $12.99 -    $12.99 -    $12.99 -
  Outstanding at Year-End.........................    $62.19      $58.25      $58.25
Options Exercisable at Year-End...................  1,407,914   1,343,523   1,369,838
Shares Available For Grant at December 31.........  5,015,519   4,937,932   4,866,981

NOTE J -- LEASES
    BellSouth has entered into operating leases for facilities and equipment used in operations. Rental expenses under operating leases were $300.3, $328.9 and $288.8 for 1993, 1992 and 1991, respectively. Capital leases currently in effect are not significant.

    The following table summarizes the approximate future minimum rentals under non-cancelable operating leases in effect at December 31, 1993:

                                                  1994       1995       1996       1997       1998     THEREAFTER     TOTAL
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Minimum rentals...............................  $   128.1  $   106.0  $    80.0  $    67.8  $    46.9   $   339.2   $   768.0
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------

NOTE K -- RESTRUCTURING CHARGE
    The results of operations for the year ended December 31, 1993 include a $1,136.4 restructuring charge which reduced net income by $696.6. The restructuring is being undertaken to redesign and streamline the fundamental processes and work activities in BellSouth Telecommunications' telephone operations to better respond to an increasingly competitive business environment. The restructuring is expected to improve overall responsiveness to customer needs, permit more rapid introduction of new products and services and reduce costs.

    The material components of the charge relate to the downsizing of the existing workforce by 10,200 employees through 1996. These components include provisions for separation payments and relocations of remaining employees, consolidation and elimination of certain operations facilities and enabling changes to information systems, primarily those used to provide services to existing customers.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE L -- ADDITIONAL INCOME STATEMENT DATA

                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
Other Income, net:
  Interest and dividend income.................................................  $    42.8  $   123.6  $    77.4
  Earnings of unconsolidated affiliates........................................       11.0       76.7      132.3
  Minority interests...........................................................      (50.9)     (39.3)      (5.5)
  Gain from operations sold, net...............................................        6.5       --         40.0
  Other, net...................................................................       (1.8)      16.6        8.5
                                                                                 ---------  ---------  ---------
      Total....................................................................  $     7.6  $   177.6  $   252.7
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    Interest and dividend income for 1992 includes $56.6 relating to the settlement of an Internal Revenue Service summary assessment for the tax years 1979 and 1980.

                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
Interest Expense:
  Long-term debt...............................................................  $   577.3  $   612.9  $   573.2
  Notes payable................................................................       39.0       37.4       62.8
  Other........................................................................       72.7       96.1      166.1
                                                                                 ---------  ---------  ---------
      Total....................................................................  $   689.0  $   746.4  $   802.1
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

Depreciation of telephone plant as a percentage of average
 depreciable telephone plant...................................       7.51%       7.67%       7.76%
                                                                    ---         ---         ---
                                                                    ---         ---         ---

    Revenues from services provided to American Telephone and Telegraph Company,
BellSouth's   largest  customer,  were   approximately  14%,  14%   and  15%  of
consolidated operating revenues for 1993, 1992 and 1991, respectively.

NOTE M -- INCOME TAXES
    Effective January 1, 1993, BellSouth adopted SFAS No. 109, "Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. In accordance with the new standard, the balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates. The cumulative effect to January 1, 1993 of the adoption of SFAS No. 109 was recorded as a $7.8 reduction to income tax expense. As permitted by the new standard, prior years' financial statements have not been restated.

    In accordance with the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," BellSouth has, for its regulated operations, only reflected the balance sheet impact of the adoption of this statement. Specifically, BellSouth Telecommunications recorded a net regulatory liability of $538.0 coincidental with the reduction of the deferred tax reserves from higher historical to lower current tax rates. The balance of such liability at December 31, 1993, included in Other Liabilities and Deferred Credits, was $378.9. This regulatory liability will be adjusted as the related temporary differences reverse.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE M -- INCOME TAXES (CONTINUED)

    The provision for income taxes is summarized as follows:

                                                                              1993        1992        1991
                                                                           ----------  ----------  ----------
Federal:
  Current................................................................  $  1,079.7  $    918.3  $    953.6
  Deferred, net..........................................................      (532.0)      (85.9)     (242.0)
  Investment tax credits, net............................................       (88.3)      (87.9)     (108.8)
                                                                           ----------  ----------  ----------
                                                                                459.4       744.5       602.8
                                                                           ----------  ----------  ----------
State:
  Current................................................................       173.9       163.6       171.9
  Deferred, net..........................................................       (61.7)       25.4       (21.3)
                                                                           ----------  ----------  ----------
                                                                                112.2       189.0       150.6
                                                                           ----------  ----------  ----------
      Total provision for income taxes...................................  $    571.6  $    933.5  $    753.4
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
Amortization of investment tax credits...................................  $     88.3  $     88.2  $    105.3
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------

    Temporary differences and carryforwards which give rise to deferred tax assets and (liabilities) at December 31, 1993 are as follows:

Restructuring charge..........................................................  $   419.5
Pensions......................................................................      240.3
Deferred compensation.........................................................      112.4
Compensated absences..........................................................       89.2
Bad debts.....................................................................       82.5
Leveraged employee stock ownership plan.......................................       36.2
Net operating losses..........................................................       11.3
Other.........................................................................      138.1
                                                                                ---------
                                                                                  1,129.5
Valuation Allowance...........................................................      (13.8)
                                                                                ---------
  Deferred Tax Assets.........................................................    1,115.7
                                                                                ---------
Depreciation..................................................................   (3,636.2)
Equity investment.............................................................     (376.4)
Franchises....................................................................     (204.3)
Other.........................................................................     (189.7)
                                                                                ---------
  Deferred Tax Liabilities....................................................   (4,406.6)
                                                                                ---------
      Net Deferred Tax Liability..............................................  $(3,290.9)
                                                                                ---------
                                                                                ---------

    The valuation allowance primarily represents federal and state net operating losses that will not be utilized during the carryforward period. Of the Net Deferred Tax Liability at December 31, 1993, $174.4 was current and $(3,465.3) was noncurrent.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE M -- INCOME TAXES (CONTINUED)

    Deferred tax expense for 1992 and 1991 resulting from timing differences in the recognition of revenue and expense items for tax and financial reporting purposes, were as follows:

                                                                                             1992       1991
                                                                                           ---------  ---------
Property, plant and equipment............................................................  $     5.5  $  (114.7)
Pension benefits.........................................................................      (55.6)     (65.3)
Other timing differences.................................................................      (10.4)     (83.3)
                                                                                           ---------  ---------
  Total..................................................................................  $   (60.5) $  (263.3)
                                                                                           ---------  ---------
                                                                                           ---------  ---------

    A reconciliation of the Federal statutory income tax rate to BellSouth's effective tax rate follows:

                                                                                      1993         1992         1991
                                                                                   -----------  -----------  -----------
Federal statutory tax rate.......................................................       35.0%        34.0%        34.0%
State income taxes, net of Federal income tax benefit............................        4.8%         4.8%         4.4%
Amortization of investment tax credits...........................................       (5.5%)       (3.4%)       (4.7%)
Miscellaneous items, net.........................................................        1.3%         0.6%        (0.4%)
                                                                                       ---          ---          ---
  Effective tax rate.............................................................       35.6%        36.0%        33.3%
                                                                                       ---          ---          ---
                                                                                       ---          ---          ---

NOTE N -- CUMULATIVE EFFECT OF ACCOUNTING CHANGE

    SFAS 112. As more fully discussed in Note H, BellSouth adopted, effective January 1, 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." A one-time charge of $67.4 ($.14 per share), net of a deferred tax benefit of $42.5, related to adoption of this statement was recognized as a change in accounting principle.

    CELLULAR SALES COMMISSIONS. In the third quarter of 1991, BellSouth Mobility Inc. changed its policy of capitalizing certain third-party cellular service sales commissions and amortizing them over the average customer lives. Accordingly, these amounts are expensed in the period in which they are earned by the agent. BellSouth effected this change to standardize the accounting treatment of sales commissions throughout its recently consolidated cellular operations, including those properties acquired in 1991. The effect of the change in accounting principle on BellSouth's 1991 results of operations was not material. The cumulative effect of the change was $35.4 ($.07 per share) and is included in 1991 net income.

NOTE O -- SUPPLEMENTAL CASH FLOW INFORMATION
    The following supplemental information is presented in accordance with the provisions of SFAS No. 95, "Statement of Cash Flows":

                                                                              1993        1992        1991
                                                                           ----------  ----------  ----------
NONCASH INVESTING AND FINANCING ACTIVITIES:
Common and Treasury Shares Issued in Lieu of Cash Dividends Under
 Shareholder Dividend Reinvestment and Stock Purchase Plan...............  $     66.4  $    268.9  $    199.3
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
Shares Issued to Grantor Trusts..........................................  $    292.6  $   --      $   --
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
CASH PAID FOR INTEREST AND INCOME TAXES:
Interest.................................................................  $    755.0  $    738.8  $    793.2
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------
Income taxes.............................................................  $  1,145.2  $  1,053.4  $  1,048.7
                                                                           ----------  ----------  ----------
                                                                           ----------  ----------  ----------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE P -- FINANCIAL INSTRUMENTS
    The following disclosure of the estimated fair value of financial instruments is presented in accordance with the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information described below. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that BellSouth could realize in a current market exchange.

                                                                       1993                     1992
                                                             ------------------------  ----------------------
                                                              RECORDED                  RECORDED
                                                               AMOUNT     FAIR VALUE     AMOUNT    FAIR VALUE
                                                             -----------  -----------  ----------  ----------
Cash and cash equivalents..................................  $     501.5  $     501.5  $    265.5  $    265.5
Temporary cash investments.................................         49.0         49.0        80.6        80.6
Debt Maturing Within One Year:
  Bank loans...............................................         88.7         88.7       196.0       196.0
  Commercial paper.........................................      1,536.1      1,536.1     1,066.6     1,066.6
  Current maturities of long-term debt.....................        213.8        213.8       372.0       372.0
Long-Term Debt:
  BellSouth Telecommunications Debentures..................      4,605.0      4,707.0     6,315.0     6,346.8
  BellSouth Telecommunications Notes.......................      1,875.0      1,901.0      --          --
  Guarantee of ESOP Debt...................................        693.9        802.5       734.6       813.1
  BellSouth Capital Funding Corporation Notes..............        200.9        223.6       159.9       166.0

    CASH AND CASH EQUIVALENTS/TEMPORARY CASH INVESTMENTS. At December 31, 1993 and 1992, the recorded amounts for cash and cash equivalents and temporary cash investments, respectively, approximate fair value due to the short-term nature of these instruments.

    DEBT. At December 31, 1993 and 1992, the recorded amounts for Debt Maturing Within One Year approximate fair value due to the short-term nature of the liabilities. The estimates of fair value for BellSouth Telecommunications Debentures and Notes are based on the closing market prices for each issue at December 31, 1993 and 1992, respectively. Fair value estimates for the Guarantee of ESOP Debt and BellSouth Capital Funding Corporation Notes are based on quotes from dealers.

    OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. BellSouth is party to interest rate swap agreements, currency swap agreements and forward contracts and other derivatives in its normal course of business. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose the company to off-balance-sheet risks and credit risks. The credit risks associated with interest rate swap agreements and foreign exchange contracts are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. The net fair value of these off-balance-sheet financial instruments at December 31, 1993 is not significant.

    BellSouth has also issued letters of credit and financial guarantees which approximate $175 at December 31, 1993. Due to the number and diverse nature of these instruments, an estimate of fair value could not be practicably determined.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (Dollars in Millions, Except Per Share Amounts)

NOTE Q -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included. The results for first quarter 1993 were restated to reflect the one-time, non-cash charge for retroactive adoption of SFAS No. 112.

                                                     FIRST      SECOND     THIRD      FOURTH
                                                    QUARTER    QUARTER    QUARTER    QUARTER
                                                    --------   --------   --------   --------
                                                    (RESTATED)
1993
Operating Revenues................................  $3,833.7   $3,906.9   $4,014.9   $4,124.8
Operating Income (Loss)...........................  $  804.1   $  856.4   $  909.1   $ (282.5)
Income (Loss) Before Extraordinary Loss on Early
 Extinguishment of Debt and Cumulative Effect of
 Change in Accounting Principle...................  $  411.2   $  433.1   $  442.4   $ (252.6)
Extraordinary Loss on Early Extinguishment
 of Debt, net of tax..............................     --         (55.4)      (7.8)     (23.4)
Cumulative Effect of Change in Accounting
 Principle, net of tax............................     (67.4)     --         --         --
Net Income (Loss).................................  $  343.8   $  377.7   $  434.6   $ (276.0)
                                                    --------   --------   --------   --------
Earnings Per Share:
  Income (Loss) Before Extraordinary Loss on Early
   Extinguishment of Debt and Cumulative Effect of
   Change in Accounting Principle.................  $  .83     $  .87     $  .89     $ (.51  )
  Extraordinary Loss on Early Extinguishment of
   Debt, net of tax...............................     --        (.11  )    (.01  )    (.05  )
  Cumulative Effect of Change in Accounting
   Principle, net of tax..........................    (.14  )     --         --         --
  Net Income (Loss)...............................  $  .69     $  .76     $  .88     $ (.56  )
                                                    --------   --------   --------   --------
1992
Operating Revenues................................  $3,738.7   $3,816.8   $3,736.0   $3,910.1
Operating Income..................................  $  831.6   $  874.4   $  750.8   $  703.9
Income Before Extraordinary Loss on Early
 Extinguishment of Debt...........................  $  460.9   $  458.5   $  385.6   $  353.4
Extraordinary Loss on Early Extinguishment of
 Debt, net of tax.................................     --         --         (40.7)     --
Net Income........................................  $  460.9   $  458.5   $  344.9   $  353.4
                                                    --------   --------   --------   --------
Earnings Per Share:
  Income Before Extraordinary Loss on Early
   Extinguishment of Debt.........................  $  .94     $  .94     $  .78     $  .72
  Extraordinary Loss on Early Extinguishment of
   Debt, net of tax...............................     --         --        (.08  )     --
  Net Income......................................  $  .94     $  .94     $  .70     $  .72
                                                    --------   --------   --------   --------

                             BELLSOUTH CORPORATION
                            MARKET AND DIVIDEND DATA

    The principal market for trading in BellSouth common stock is the New York Stock Exchange, Inc. ("NYSE"). BellSouth common stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Zurich, Basel, Geneva, Frankfurt and Amsterdam exchanges. The ticker symbol for BellSouth common stock is BLS. As of January 31, 1994, there were 1,237,677 holders of record of BellSouth common stock. Market data, obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading, for 1991 through 1993 are listed below. High and low prices represent the highest and lowest sales prices for the periods indicated. Dividend data also are listed.

                                                                                     MARKET PRICES      PER SHARE
                                                                                   ------------------   DIVIDENDS
                                                                                    HIGH        LOW     DECLARED
                                                                                   -------    -------   ---------
1993
First Quarter...................................................................   $57 1/2    $50 3/8   $    .69
Second Quarter..................................................................    57         50 5/8        .69
Third Quarter...................................................................    62 7/8     54 1/8        .69
Fourth Quarter..................................................................    63 7/8     54 1/8        .69
1992
First Quarter...................................................................   $52 5/8    $43 5/8   $    .69
Second Quarter..................................................................    50 3/8     43 3/8        .69
Third Quarter...................................................................    55 1/2     49 1/4        .69
Fourth Quarter..................................................................    53 7/8     46 3/4        .69
1991
First Quarter...................................................................   $55        $49 7/8   $    .69
Second Quarter..................................................................    54         46 3/8        .69
Third Quarter...................................................................    50 1/4     46 1/8        .69
Fourth Quarter..................................................................    51 3/4     45 3/8        .69

STOCK TRANSFER AGENT AND REGISTRAR

    Chemical Bank is BellSouth's stock transfer agent and registrar.

                             BELLSOUTH CORPORATION
                    DOMESTIC CELLULAR AND PAGING OPERATIONS
                          PROPORTIONATE OPERATING DATA
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

    The following table sets forth unaudited, supplemental financial data for BellSouth's domestic cellular and paging operations reflecting proportionate consolidation of entities in which BellSouth has an interest. This presentation differs from the consolidation metholodology used to prepare BellSouth's principal financial statements in accordance with generally accepted accounting principles. The proportionate operating data reflect BellSouth's ownership percentage of entities consolidated for financial reporting purposes and BellSouth's ownership percentage in the entities which are accounted for on the equity method for financial reporting purposes.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                      1993           1992
                                                                                  -------------  -------------
Cellular Revenue, net (1).......................................................  $   1,150,288  $     918,885
Paging and Other Revenue, net (1)...............................................        189,824        175,567
                                                                                  -------------  -------------
    Total Revenues..............................................................      1,340,112      1,094,452
                                                                                  -------------  -------------
Operating Expenses..............................................................        820,945        689,454
Depreciation and Amortization...................................................        242,481        184,074
                                                                                  -------------  -------------
    Total Operating Expenses....................................................      1,063,426        873,528
                                                                                  -------------  -------------
Operating Income................................................................        276,686        220,924
Other Expenses, net (including interest and taxes)..............................        136,216        125,963
                                                                                  -------------  -------------
Net Income......................................................................  $     140,470  $      94,961
                                                                                  -------------  -------------
                                                                                  -------------  -------------
Operating Margins as a Percentage of Revenue:
  Including Depreciation and Amortization.......................................          20.65%         20.19%
  Excluding Depreciation and Amortization.......................................          38.74%         37.00%
Operational Comparisons:
  Proportionate Cellular Population Served......................................     38,845,000     37,549,000
  Proportionate Cellular Customers..............................................      1,559,100      1,118,100
  Proportionate Paging Customers................................................      1,232,200        977,200

- ------------------------
(1) Includes equipment revenue, net of cost.

     VISUAL DIFFERENCES BETWEEN THE PRINTED AND ELECTRONIC VERSIONS OF THE:

PROXY CARD:

    On the reverse of the proxy card the BellSouth logo is printed at the top left.

    The bottom of the proxy card contains a detachable section. The front side of this section is the shareholder's admission ticket to the Annual Meeting and the reverse contains a map and directions to the meeting site.

BELLSOUTH [LOGO]                                   PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 1994.

The undersigned hereby appoints John L. Clendenin, Armando M. Codina, and Marshall M. Crisor, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 A.M. EDT, April 25, 1994 at the Georgia World Congress Center, Room 255, West Concourse, 285 International Boulevard, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

YOUR VOTE FOR THE ELECTION OF DIRECTORS FOR THE TERMS SET FORTH IN THE PROXY STATEMENT, MAY BE INDICATED ON THE REVERSE SIDE OF THIS CARD. NOMINEES ARE REUBEN V. ANDERSON, JAMES H. BLANCHARD, J. HYATT BROWN, JOHN L. CLENDENIN, MARSHALL M. CRISER, GORDON B. DAVIDSON, PHYLLIS BURKE DAVIS AND THOMAS R. WILLIAMS.

This card also provides voting instructions for shares held in the BellSouth Shareholder Dividend Reinvestment and Stock Purchase Plan and, if registrations are identical, shares held in the various employee benefit plans.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR OTHERWISE TO P.O. BOX 24863, NEW YORK, NEW YORK 10242-4863, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.


Detach here.
- --------------------------------------------------------------------------------

[MAP]

DIRECTIONS TO THE GEORGIA WORLD CONGRESS CENTER
(GWCC) AT 285 INTERNATIONAL BLVD., NW

FROM THE AIRPORT & SOUTH: Take I-75/85 North to International Blvd. (exit 96); turn left on International Blvd.

FROM THE NORTH: Take I-75/85 South to Williams St. (exit 99); continue on Williams St. and turn right onto International Blvd.

FROM THE WEST: Take I-20 East to Spring St. (exit 22) and turn left on Spring St.; continue on Spring St. and turn left on Marietta St.; go to second traffic light and turn left on International Blvd.

FROM THE EAST: Take I-20 West, to Spring St. (exit 22) and turn right onto Spring St.; continue on Spring St. and turn left on Marietta St.; go to second traffic light and turn left on International Blvd.

NOTE: Continue on INTERNATIONAL BLVD. and come to the top of the ramp. The GWCC is located on the right across from the Omni Hotel/CNN Center. Stay right on the UPPER loop and follow signs to Parking Deck. PARKING FOR PHYSICALLY DISABLED AVAILABLE. (Inquire with parking attendant)

TAKING MARTA: Take East-West bound train to OMNI Station (W-1), follow signs to the GWCC.

                                                   PROXY/VOTING INSTRUCTION CARD

PLEASE MARK VOTES "X"

TO VOTE FOR ALL DIRECTOR NOMINEES, MARK THE "FOR" BOX ON ITEM "A". TO WITHHOLD VOTING FOR ALL NOMINEES, MARK THE "WITHHOLD AUTHORITY" BOX. TO WITHHOLD VOTING FOR A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND ENTER NAME(S) OF THE EXCEPTION(S) IN THE SPACE PROVIDED. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

DIRECTORS RECOMMEND A VOTE "FOR"
                                                 Withhold         For All
A. Election of All                    For        Authority        Except*
   Director Nominees (p.5)            / /           / /             / /

   *Exceptions:

B. Ratification of Auditors (p.8)     For        Against          Abstain
                                      / /           / /             / /

   I plan to attend the Annual Meeting / /

   Discontinue mailing Annual Report   / /

PLEASE SIGN PROXY CARD AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. IF SIGNING FOR A CORPORATION OR PARTNERSHIP OR AS AGENT, ATTORNEY OR FIDUCIARY, INDICATE THE CAPACITY IN WHICH YOU ARE SIGNING. IF YOU ATTEND THE MEETING AND DECIDE TO VOTE BY BALLOT, SUCH VOTE WILL SUPERCEDE THIS PROXY.

Signature                                             Date


Signature                                             Date

Detach here.
- --------------------------------------------------------------------------------


                               [BELLSOUTH LOGO]

                       ANNUAL MEETING OF SHAREHOLDERS
                           MONDAY, APRIL 25, 1994
                                9:30 A.M. EDT

                      Georgia World Congress Center
                        Room 255, West Concourse
                     285 International Boulevard, N.W.
                              Atlanta, Georgia

                              ADMISSION TICKET

                      --------------------------------    Please present this
                                                          ticket for admittance
                                                          of shareholders
                                                          named and guests.
                                                          See reverse side for
                                                          map of area.
                      --------------------------------